Exhibit 2.1

Agreement and Plan of Merger by and among (i) Northfield Savings Bank, Northfield Bancorp, Inc. and Northfield Bancorp, MHC, and (ii) Flatbush Federal Savings and Loan Association, Flatbush Federal Bancorp, Inc. and Flatbush Federal Bancorp, MHC

AGREEMENT AND PLAN OF MERGER

By and Among

NORTHFIELD BANK,

NORTHFIELD BANCORP, INC.,

NORTHFIELD BANCORP, MHC

And

FLATBUSH FEDERAL SAVINGS AND LOAN ASSOCIATION,

FLATBUSH FEDERAL BANCORP, INC.,

FLATBUSH FEDERAL BANCORP, MHC

Dated as of March 13, 2012

Exhibit A	Form of Merger Agreement For the MHC Merger
Exhibit B	Form of Merger Agreement For the Bank Merger
Exhibit C	Form of Voting Agreement
Exhibit D	Form of MHC Voting Agreement

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of March 13, 2012 is by and among (i) Northfield Bank, a Federal savings bank (“Northfield Bank”), Northfield Bancorp, Inc., a Federal corporation (“Northfield Bancorp”), Northfield Bancorp, MHC, a Federal mutual holding company (“Northfield MHC”), and (ii) Flatbush Federal Savings and Loan Association, a Federal savings and loan association (“Flatbush Federal Savings”), Flatbush Federal Bancorp, Inc., a Federal corporation (“Flatbush Federal Bancorp”), and Flatbush Federal Bancorp, MHC, a Federal mutual holding company (“Flatbush MHC”). Each of Northfield Bank, Northfield Bancorp, and Northfield MHC are sometimes referred to herein as the “Northfield Parties,” and each of Flatbush Federal Savings, Flatbush Federal Bancorp and Flatbush MHC are sometimes referred to herein as the “Flatbush Parties.” Northfield Bank, Northfield Bancorp, Northfield MHC, Flatbush Federal Savings, Flatbush Federal Bancorp and Flatbush MHC are sometimes collectively referred to as the “Parties.”

RECITALS

1. Northfield MHC owns a majority of the issued and outstanding capital stock of Northfield Bancorp, which owns all of the issued and outstanding capital stock of Northfield Bank. Northfield Bancorp has its principal offices located in Avenel, New Jersey while each of Northfield Bank and Northfield MHC has its principal offices located in Staten Island, New York.

2. Flatbush MHC owns a majority of the issued and outstanding capital stock of Flatbush Federal Bancorp, which owns all of the issued and outstanding capital stock of Flatbush Federal Savings. Each of Flatbush Federal Bancorp, Flatbush Federal Savings and Flatbush MHC has its principal offices located in Brooklyn, New York.

3. The Board of Directors of each of the Northfield Parties and the Board of Directors of each of the Flatbush Parties deem it in the best interests of its shareholders (and in the case of Northfield MHC, in the best interests of the Northfield MHC Members, and in the case of Flatbush MHC, in the best interests of the Flatbush MHC Members), for Flatbush MHC to merge with and into Northfield MHC with Northfield MHC as the surviving entity, for Flatbush Federal Bancorp to merge with and into Northfield Bancorp, with Northfield Bancorp as the surviving entity, and for Flatbush Federal Savings to merge with and into Northfield Bank with Northfield Bank as the surviving entity, all pursuant to the terms, conditions and procedures set forth in this Agreement and the exhibits hereto.

4. As a condition to the willingness of the Northfield Parties to enter into this Agreement, each of the directors of Flatbush Federal Bancorp and Flatbush MHC itself have entered into a Voting Agreement, substantially in the form of Exhibit C and Exhibit D hereto, respectively, dated as of the date hereof, with Northfield Bancorp (the “Voting Agreements”), pursuant to which each director of Flatbush Federal Bancorp, as well as Flatbush MHC itself, has agreed, among other things, to vote all shares of Flatbush Federal Bancorp Common Stock owned by such person in favor of the approval of this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth in the Voting Agreements.

5. The Parties intend the Mergers to qualify as reorganizations within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “IRC”), and that this Agreement be and is hereby adopted as a “plan of reorganization” within the meaning of Sections 354 and 361 of the IRC.

6. The Parties desire to provide for certain undertakings, conditions, representations, warranties and covenants in connection with the transactions contemplated by this Agreement.

7. In consideration of the premises and of the mutual representations, warranties and covenants herein contained and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I
CERTAIN DEFINITIONS

Section 1.01 Definitions

Except as otherwise provided herein, as used in this Agreement, the following terms shall have the indicated meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Acquisition Proposal” has the meaning given to such term in Section 5.10 of this Agreement.

“Acquisition Transaction” has the meaning given to such term in Section 5.10 of this Agreement.

“Adjusted Stockholders’ Equity” shall have the meaning given such term in Section 2.04(c) in this Agreement.

“Affiliate” means, with respect to any Person, any Person who directly, or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person and, without limiting the generality of the foregoing, includes any executive officer or director of such Person and any Affiliate of such executive officer or director.

“Agreement” means this agreement, and any amendment or supplement hereto, which constitutes a “plan of merger” between the Northfield Parties and the Flatbush Parties.

“Applications” means the applications to be filed with the appropriate Regulatory Authorities requesting approval of or nonobjection to the transactions described in this Agreement.

“Bank Merger” means the merger of Flatbush Federal Savings with and into Northfield Bank with Northfield Bank as the surviving entity. The Bank Merger shall follow the MHC Merger and the Mid-Tier Merger.

“Bank Merger Act” means the Bank Merger Act, within the FDIA and applicable regulations thereunder.

“Bank Merger Effective Date” means the date that the Articles of Combination evidencing shareholder approval of the Bank Merger is filed with the OCC or such other date as set forth in the Articles of Combination or as determined in accordance with applicable law.

“Certificate” means the certificate or certificates evidencing shares of Flatbush Federal Bancorp Common Stock.

“Claim” has the meaning given to such term in Section 6.08(a) of this Agreement.

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“Closing” has the meaning given to such term in Section 2.03 of this Agreement.

“Closing Date” has the meaning given to such term in Section 2.03 of this Agreement.

“Confidentiality Agreement” has the meaning given to such term in Section 11.01 of this Agreement.

“Continuing Employees” has the meaning given to such term in Section 6.07(d) of this Agreement.

“CRA” means the Community Reinvestment Act.

“COBRA” has the meaning given to such term in Section 3.13(b) of this Agreement.

“Dissenters’ Shares” has the meaning given to such term in Section 2.08 of this Agreement.

“Disclosure Schedule” means the schedules delivered, before the execution of this Agreement, by one party to the other party which sets forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision of this Agreement or as an exception to one or more of the representations or warranties made by the party in Article III or IV hereof, as the case may be, or to one or more of the covenants of the party included in Article V or VI hereof, as the case may be. The inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty will not by itself be deemed an admission by a party that such item is material or that such item is reasonably likely to result in a Material Adverse Effect with respect to such party or was required to be disclosed therein.

“Dodd-Frank Act” means the Dodd-Frank Wall Street Reform and Consumer Protection Act.

“Effective Time” has the meaning given to such term in Section 2.03 of this Agreement.

“Environmental Laws” means any applicable Federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any governmental entity relating to (1) the protection, preservation or restoration of the environment (including, without limitation, air, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (2) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Materials of Environmental Concern. The term Environmental Laws includes without limitation (a) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. §9601, et seq. (“CERCLA”); the Resource Conservation and Recovery Act, as amended, 42 U.S.C. §6901, et seq.; the Clean Air Act, as amended, 42 U.S.C. §7401, et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. §1251, et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. §2601, et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. §11001, et seq.; the Safe Drinking Water Act, 42 U.S.C. §300f, et seq.; and all comparable state and local laws, and (b) any common law (including without limitation common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to the presence of or exposure to any Materials of Environmental Concern.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

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“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated from time to time thereunder.

“Exchange Agent” means the bank or trust company or other agent designated by Northfield Bancorp, and reasonably acceptable to Flatbush Federal Bancorp, which shall act as agent for Northfield Bancorp in connection with the exchange procedures for converting Certificates into the Merger Consideration.

“Exchange Fund” has the meaning given to such term in Section 2.05 of this Agreement.

“Exchange Ratio” has the meaning given to such term in Section 2.04 of this Agreement.

“FDIA” means the Federal Deposit Insurance Act, as amended.

“FDIC” means the Federal Deposit Insurance Corporation.

“FHLB” means the Federal Home Loan Bank of New York.

“Flatbush” means the Flatbush Parties and/or any direct or indirect Subsidiary of such entities.

“Flatbush Federal Bancorp” means Flatbush Federal Bancorp, Inc., a Federal corporation having its principal place of business located at 2146 Nostrand Avenue, Brooklyn, New York 11210.

“Flatbush Federal Bancorp Common Stock” means the common stock of Flatbush Federal Bancorp described in Section 3.03(a).

“Flatbush Federal Bancorp Compensation and Benefit Plans” has the meaning given to such term in Section 3.13 of this Agreement.

“Flatbush Federal Bancorp Defined Benefit Plan” has the meaning given to such term in Section 3.13(c) of this Agreement.

“Flatbush Federal Bancorp ERISA Affiliate” has the meaning given to such term in Section 3.13(c) of this Agreement.

“Flatbush Federal Bancorp Option” means an option to purchase shares of Flatbush Federal Bancorp Common Stock granted pursuant to the Flatbush Federal Bancorp Stock-Based Incentive Plan.

“Flatbush Federal Preferred Stock” has the meaning given to such term in Section 3.03(a) of this Agreement.

“Flatbush Federal Bancorp Regulatory Agreement” has the meaning given to such term in Section 3.12(c) of this Agreement.

“Flatbush Federal Bancorp Restricted Share” means shares of Flatbush Federal Bancorp Common Stock granted as restricted stock pursuant to the Flatbush Federal Bancorp Stock-Based Incentive Plan.

“Flatbush Federal Bancorp Shareholders Meeting” has the meaning given to such term in Section 7.01 of this Agreement.

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“Flatbush Federal Bancorp Securities Documents” has the meaning given to such term in Section 3.06(a) of this Agreement.

“Flatbush Federal Bancorp Stock-Based Incentive Plan” means the Flatbush Federal Bancorp, Inc. 2004 Stock-Based Incentive Plan.

“Flatbush Federal Bancorp Subsequent Determination” has the meaning given to such term in Section 5.10 of this Agreement.

“Flatbush Federal Savings” means Flatbush Federal Savings and Loan Association, a federally chartered savings and loan association having its principal place of business located at 2146 Nostrand Avenue, Brooklyn, New York 11210.

“Flatbush Financials” means (i) the audited consolidated financial statements of Flatbush Federal Bancorp and its Subsidiaries as of December 31, 2010 and 2009 and for the three years ended December 31, 2010, including the notes thereto, and (ii) the unaudited interim consolidated financial statements of Flatbush Federal Bancorp as of each calendar quarter following December 31, 2010, in each case as filed by Flatbush Federal Bancorp in the Flatbush Federal Bancorp Securities Documents.

“Flatbush MHC” means Flatbush Federal Bancorp, MHC, a Federal mutual holding company having its principal place of business located at 2146 Nostrand Avenue, Brooklyn, New York 11210.

“Flatbush MHC Members” means those depositors of Flatbush Federal Savings who are members of Flatbush MHC in accordance with the charter and bylaws of Flatbush MHC and applicable regulations.

“Flatbush MHC Members Meeting” has the meaning given to such term in Section 7.03(a) of this Agreement.

“Flatbush Parties” means Flatbush Federal Savings, Flatbush Federal Bancorp and Flatbush MHC.

“Flatbush Subsidiary” means any direct or indirect Subsidiary of Flatbush Federal Bancorp, and includes Flatbush Federal Savings, except that it does not include any corporation the stock of which is held in the ordinary course of the lending activities of Flatbush Federal Savings.

“Former Flatbush Federal Bancorp Health Plan Participant” has the meaning given to such term in Section 6.07(d) of this Agreement.

“FRB” means the Board of Governors of the Federal Reserve System, including as successor to the Office of Thrift Supervision, and, where appropriate, either the Federal Reserve Bank of Philadelphia or Federal Reserve Bank of New York, as applicable.

“GAAP” means accounting principles generally accepted in the United States of America as in effect at the relevant date and consistently applied.

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“Governmental Entity” means any Federal or state court, administrative agency or commission or other governmental authority or instrumentality.

“HIPAA” has the meaning given to such term in Section 3.13(b) of this Agreement.

“HOLA” means the Home Owners’ Loan Act, as amended.

“Indemnified Parties” has the meaning given to such term in Section 6.08(a) of this Agreement.

“IRC” has the meaning given to such term in the Recitals.

“IRS” means the Internal Revenue Service.

“Knowledge” as used with respect to a Party (including references to such Party being aware of a particular matter) means those facts that are actually known or would have been known following a reasonable investigation by the chief executive officer, chief financial officer or chief lending officer of such Party, and includes any facts, matters or circumstances set forth in any written notice from any Regulatory Authority or Governmental Entity or any other material written notice received by that Party.

“Material Adverse Effect” means, with respect to a Northfield Party or a Flatbush Party, any effect, circumstance or occurrence that (i) is material and adverse to the financial condition, results of operations, assets or business of Northfield MHC, Northfield Bancorp and the Northfield Subsidiaries taken as a whole, or Flatbush MHC, Flatbush Federal Bancorp and the Flatbush Subsidiaries taken as a whole, respectively, or (ii) does or would materially impair the ability of any of the Flatbush Parties, on the one hand, or the Northfield Parties, on the other hand, to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the transactions contemplated by this Agreement; provided that “Material Adverse Effect” shall not be deemed to include the impact of (a) changes in laws, rules or regulations affecting banks or thrift institutions or their holding companies generally, or interpretations thereof by courts or governmental agencies, (b) changes in GAAP or regulatory accounting principles or interpretations thereof generally applicable to financial institutions and/or their holding companies, (c) actions and omissions of a party hereto (or any of its Subsidiaries) taken in accordance with the terms of this Agreement or with the prior written consent of the other party, (d) the announcement of this Agreement and the transactions contemplated hereby, and compliance with this Agreement on the business, financial condition or results of operations of the Parties and their respective Subsidiaries, including the expenses incurred by the Parties hereto in consummating the transactions contemplated by this Agreement, and (e) changes in economic conditions generally, including changes in the general level of market interest rates, or in national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States, or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, unless it uniquely affects either or both of the Parties or any of their Subsidiaries.

“Material Contracts” has the meaning given to such term in Section 3.09(c) of this Agreement.

“Materials of Environmental Concern” means pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products, and any other hazardous or toxic materials regulated under Environmental Laws.

“Maximum Amount” has the meaning given to such term in Section 6.08(c) of this Agreement.

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“Measurement Date” shall have the meaning given such term in Section 2.04(c) in this Agreement.

“Members Proxy Statement” means the proxy statement together with any supplements thereto, transmitted by Flatbush Federal Savings and/or Flatbush MHC to the Flatbush MHC Members in connection with the membership vote required with respect to the transactions contemplated by this Agreement.

“Merger Consideration” has the meaning given to such term in Section 2.04 of this Agreement.

“Merger Registration Statement” means the registration statement, together with all amendments, filed by Northfield Bancorp with the SEC under the Securities Act to register shares of Northfield Bancorp Common Stock to be offered to holders of Flatbush Federal Bancorp Common Stock in connection with the Merger, and shall include the Proxy Statement-Prospectus.

“Mergers” means collectively the Bank Merger, the MHC Merger and the Mid-Tier Merger.

“MHC Merger” means the merger of Flatbush MHC with and into Northfield MHC, with Northfield MHC as the surviving entity.

“MHC Shares” has the meaning given to such term in Section 3.03(a) of this Agreement.

“Mid-Tier Merger” means the merger of Flatbush Federal Bancorp with and into Northfield Bancorp with Northfield Bancorp as the surviving entity, which shall follow the MHC Merger.

“Minority Shareholders” shall mean owners of those shares of Flatbush Federal Bancorp other than Flatbush MHC.

“Nasdaq” means the Nasdaq Global Select Market.

“Northfield” means the Northfield Parties and/or any direct or indirect Subsidiary of such entities.

“Northfield Bancorp” means Northfield Bancorp, Inc., a Federal corporation having its principal place of business located at 1410 St. George Avenue, Avenel, New Jersey 07001.

“Northfield Bancorp Common Stock” means the common stock of Northfield Bancorp described in Section 4.03(a).

“Northfield Bancorp Option” means an option to purchase Northfield Bancorp Common Stock granted pursuant to the Northfield Bancorp Stock Benefit Plan.

“Northfield Bancorp Preferred Stock” has the meaning given to such term in Section 4.03(a) of this Agreement.

“Northfield Bancorp Regulatory Agreement” has the meaning given to such term in Section 4.10(c) of this Agreement.

“Northfield Bancorp Securities Documents” has the meaning given to such term in Section 4.06(a) of this Agreement.

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“Northfield Bancorp Stock Benefit Plan” means the Northfield Bancorp, Inc. 2008 Equity Incentive Plan.

“Northfield Bank” means Northfield Bank, a federally chartered stock savings bank, having its home office located at 1731 Victory Boulevard, Staten Island, New York 10314.

“Northfield Financials” means (i) the audited consolidated financial statements of Northfield Bancorp and Subsidiaries as of December 31, 2010 and 2009, and for the three years ended December 31, 2010, including the notes thereto; and (ii) the unaudited interim consolidated financial statements of Northfield Bancorp as of each calendar quarter following December 31, 2010 included in Northfield Bancorp Securities Documents.

“Northfield MHC” means Northfield Bancorp, MHC, a federal mutual holding company having its home office located at 1731 Victory Boulevard, Staten Island, New York 10314.

“Northfield MHC Shares” has the meaning given to such term in Section 4.03(a) of this Agreement.

“Northfield Parties” means Northfield Bank, Northfield Bancorp and Northfield MHC.

“Northfield Subsidiary” means any direct or indirect Subsidiary of Northfield Bancorp, and includes Northfield Bank, except that it does not include any corporation the stock of which is held in the ordinary course of the lending activities of Northfield Bank.

“Notice of Superior Proposal” has the meaning given to such term in Section 5.10 of this Agreement.

“OCC” means the Office of the Comptroller of the Currency, including as successor to the Office of Thrift Supervision.

“Participation Facility” has the meaning given to such term in Section 3.15(b) of this Agreement.

“PBGC” has the meaning given to such term in Section 3.13(c) of this Agreement.

“Person” means any individual, corporation, partnership, joint venture, association, trust or “group” (as that term is defined under the Exchange Act).

“Previously Disclosed” means, with respect to any specific section or subsection of this Agreement, the information set forth by a party in (i) the corresponding section or subsection of its Disclosure Schedule, and (ii) any other section or subsection of its Disclosure Schedule to the extent it is reasonably clear from the context that the disclosure in such other section or subsection of its Disclosure Schedule is applicable to such specific section or subsection of this Agreement.

“Proxy Statement-Prospectus” has the meaning given to such term in Section 7.02(a) of this Agreement.

“Regulations” means applicable regulations promulgated by the FRB, the FDIC or the OCC with respect to the operations of the Flatbush Parties or the Northfield Parties.

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“Regulatory Approvals” means the approval or required consent or waiver of any Regulatory Authority that is necessary in connection with the consummation of the Mergers and the related transactions contemplated by this Agreement.

“Regulatory Authority” or “Regulatory Authorities” means any agency or department of any Federal or state government having supervisory jurisdiction over the Parties and the transactions contemplated by this Agreement, including without limitation the FRB, the FDIC and the OCC.

“REIT” means Flatbush REIT, Inc., a New York real estate investment trust and an operating subsidiary of Flatbush Federal Savings.

“Release” means any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, dumping, disposing or depositing.

“Representative” has the meaning given to such term in Section 5.10(a) of this Agreement.

“Right” means any warrant, option, right, convertible security or other capital stock equivalent that obligates an entity to issue its securities.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated from time to time thereunder.

“Securities Laws” means the Securities Act and the Exchange Act and the rules and regulations promulgated from time to time thereunder.

“Subsidiary” means any corporation, 50% or more of the capital stock of which is owned, either directly or indirectly, by another entity, except any corporation the stock of which is held as security by either Northfield Bank or Flatbush Federal Savings as the case may be, in the ordinary course of their lending activities.

“Superior Proposal” has the meaning given to such term in Section 5.10 of this Agreement.

“Termination Date” means November 30, 2012.

“Treasury Stock” has the meaning given to such term in Section 2.04(a) of this Agreement.

“Voting Agreements” has the meaning given to such term in the Recitals.

ARTICLE II
THE MERGERS AND RELATED MATTERS

Section 2.01 Effects of Mergers; Surviving Entities.

The Mergers will be effected as follows:

(a)                       The MHC Merger. Flatbush MHC shall merge with and into Northfield MHC with Northfield MHC as the surviving entity pursuant to the merger agreement substantially in the form of

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Exhibit A hereto. As a result of the MHC Merger, each holder of a deposit account in or a borrowing with Flatbush Federal Savings as of the effective time of the MHC Merger shall have the same rights and privileges in Northfield MHC as such person had at Flatbush MHC immediately prior to the effective time of the MHC Merger including, without limitation, for purposes of any subscription rights in any future conversion of Northfield MHC to stock form.

(b) The Mid-Tier Merger. Flatbush Federal Bancorp shall merge with and into Northfield Bancorp with Northfield Bancorp as the surviving entity pursuant to this Agreement. The separate existence of Flatbush Federal Bancorp shall cease, and all of the property (real, personal and mixed), rights, powers and duties and obligations of Flatbush Federal Bancorp shall be transferred to and assumed by Northfield Bancorp (or its wholly-owned subsidiary) as the surviving entity in the Mid-Tier Merger, without further act or deed, all in accordance with the HOLA and applicable Regulations. The Charter and Bylaws of Northfield Bancorp as in effect immediately prior to the Effective Time shall be the Charter and Bylaws of the surviving entity, until thereafter amended as provided therein and by applicable law. The directors and officers of Northfield Bancorp immediately prior to the Effective Time shall be the directors and officers of surviving entity, in each case until their respective successors are duly elected or appointed and qualified.

(c) The Bank Merger. Flatbush Federal Savings shall merge with and into Northfield Bank with Northfield Bank as the surviving entity pursuant to the merger agreement substantially in the form of Exhibit B hereto. As a result of the Bank Merger, each holder of a deposit account in Flatbush Federal Savings as of the effective time of the Bank Merger shall have the same rights and privileges in Northfield MHC as if the deposit account had been established at Northfield Bank on the date established at Flatbush Federal Savings, and all deposit accounts established at Flatbush Federal Savings prior to the effective time of the Bank Merger shall confer on a depositor the same rights and privileges in Northfield MHC as if such deposit account had been established at Northfield Bank on the date established at Flatbush Federal Savings, including without limitation for purposes of any subscription rights in any future conversion of Northfield MHC to stock form.

(d) Modification of Structure. Notwithstanding any provision of this Agreement to the contrary, Northfield Bancorp may, subject to the filing of all necessary applications and the receipt of all required Regulatory Approvals, modify the structure of the transactions described in this Section 2.01, and the Parties shall enter into such alternative transactions, so long as (i) there are no adverse tax consequences to any of the shareholders of Flatbush Federal Bancorp or members of Flatbush MHC as a result of such modification, (ii) such modification will not materially delay or jeopardize receipt of any required Regulatory Approvals required under Section 7.04, and (iii) the consideration to be paid to the holders of Flatbush Federal Bancorp Common Stock under this Agreement is not thereby changed in kind or value or reduced in amount.

Section 2.02 Effect on Outstanding Shares of Northfield Bancorp Common Stock.

At and after the Effective Time, each share of Northfield Bancorp Common Stock issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of common stock of Northfield Bancorp and shall not be affected by the Mid-Tier Merger.

Section 2.03. Closing; Effective Time.

The closing of the Mergers (“Closing”) shall occur on the date determined by Northfield Bancorp, in consultation with and upon no less than three (3) business days prior written notice to Flatbush Federal Bancorp, but in no event later than the close of business on the tenth business day

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following the satisfaction or (to the extent permitted by applicable law) waiver of the conditions set forth in Article VIII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by applicable law) waiver of those conditions), or such other date that may be agreed to in writing by the Parties (the date on which the Closing occurs being the “Closing Date”). The Mid-Tier Merger shall be effected by the filing of Articles of Combination with the FRB on the Closing Date in accordance with the HOLA. The Mid-Tier Merger shall become effective at such time the Articles of Combination are filed with the FRB, or at such later time as the Parties agree and specify in the Articles of Combination, in accordance with the HOLA (the date and time the Mid-Tier Merger becomes effective being the “Effective Time”).

Section 2.04. Conversion of Flatbush Federal Bancorp Common Stock.

At the Effective Time, by virtue of the Mid-Tier Merger and without any action on the part of Northfield Bancorp, Flatbush Federal Bancorp or the holders of any of the shares of Flatbush Federal Bancorp Common Stock:

(a) All shares of Flatbush Federal Bancorp Common Stock held in the treasury of Flatbush Federal Bancorp (“Treasury Stock”) and each share of Flatbush Federal Bancorp Common Stock owned by Northfield Bancorp immediately prior to the Effective Time (other than shares held in a fiduciary capacity or in connection with debts previously contracted) shall, at the Effective Time, cease to exist, and the Certificates for such shares shall be canceled as promptly as practicable thereafter, and no payment or distribution shall be made in consideration therefor.

(b) Subject to Section 2.04(a), each share of Flatbush Federal Bancorp Common Stock issued and outstanding immediately prior to the Effective Time (other than Dissenters’ Shares) shall become and be converted into, as provided in and subject to the terms set forth in this Agreement, the right to receive 0.4748 of a share (the “Exchange Ratio”) of Northfield Bancorp Common Stock (the “Merger Consideration”).

(c) If the Adjusted Stockholders Equity (as defined below) of Flatbush Federal Bancorp as of the last day of the month prior to the month in which the Effective Time is expected to occur (the “Measurement Date”) is less than $18,275,000, the Exchange Ratio shall be decreased by an amount equal to ((x) the difference between $18,275,000 and the Adjusted Stockholders’ Equity as of the Measurement Date divided by (y) the number of outstanding shares of Flatbush Federal Bancorp Common Stock as of the Effective Time), divided by $13.69 (rounded to the nearest ten-thousandth). “Adjusted Stockholders’ Equity” shall mean the consolidated stockholders’ equity of Flatbush Federal Bancorp, calculated in accordance with GAAP, which shall be adjusted to: (i) exclude the effect of the payment or accrual of all customary fees and expenses directly related to this Agreement and the transactions contemplated hereby, calculated on a tax-effected basis where appropriate; and (ii) add any effects from accumulated other comprehensive income (“AOCI”) back to equity. Transaction expenses that may be excluded from the calculation of Adjusted Stockholders’ Equity include fees and expenses of legal counsel and financial advisors for services rendered in connection with this Agreement, payments made with respect to the termination of any existing data processing or other services contract, expenses incurred in connection with holding the Flatbush Federal Bancorp Shareholders Meeting and the Flatbush MHC Members Meeting, any payments or accruals with respect to termination of any officers or employees at or after the Effective Time, and any expenses related to actions taken at the request of Northfield Bancorp. Adjusted Stockholders’ Equity shall be calculated by Flatbush Federal Bancorp as of the close of business on the Measurement Date, using reasonable

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estimates of revenues and expenses where actual amounts are not available. Such calculation shall be subject to verification by Northfield Bancorp before the Closing.

(d) After the Effective Time, shares of Flatbush Federal Bancorp Common Stock shall be no longer outstanding and shall automatically be canceled and shall cease to exist, and, except as to Dissenters’ Shares, shall thereafter by operation of this section represent the right to receive the Merger Consideration.

(e) In the event Northfield Bancorp changes (or establishes a record date for changing) the number of, or provides for the exchange of, shares of Northfield Bancorp Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, recapitalization, reclassification, reorganization or similar transaction with respect to the outstanding Northfield Bancorp Common Stock and the record date therefor shall be prior to the Effective Time, the Exchange Ratio shall be proportionately and appropriately adjusted.

Section 2.05 Procedures for Exchange of Flatbush Federal Bancorp Common Stock.

(a) At or prior to the Effective Time, Northfield Bancorp shall reserve sufficient shares of Northfield Bancorp Common Stock equal to the aggregate amount of the Merger Consideration payable pursuant to Section 2.04 of this Article II (such shares of Northfield Bancorp Common Stock together with the cash in lieu of fractional shares to be paid in accordance with Section 2.05(i) herein being hereinafter referred to as the “Exchange Fund”).

(b) Northfield Bancorp shall cause the Exchange Agent, within five (5) business days after the Effective Time, to mail to each holder of a Certificate or Certificates, a form letter of transmittal for return to the Exchange Agent and instructions for use in effecting the surrender of the Certificates for the Merger Consideration into which the Flatbush Federal Bancorp Common Stock represented by such Certificates shall have been converted as a result of the Mid-Tier Merger. The letter of transmittal shall be subject to the approval of Flatbush Federal Bancorp (which shall not be unreasonably withheld, conditioned or delayed) and specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent. Upon proper surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with a properly completed letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor, the Merger Consideration and a check representing any cash payment in lieu of fractional shares which such former holder has the right to receive in respect of the Certificate(s) surrendered pursuant to the provisions of this Section 2.05, and the Certificate(s) so surrendered shall forthwith be cancelled. No interest will be paid or accrued on the Merger Consideration.

(c) The holder of a Certificate shall have no rights, after the Effective Time, with respect to such Flatbush Federal Bancorp Common Stock except to surrender the Certificate(s) in exchange for the Merger Consideration (and any cash in lieu of fractional shares) as provided in this Agreement.

(d) If the Person surrendering a Certificate and signing the accompanying letter of transmittal is not the record holder thereof, then it shall be a condition of the payment of the Merger Consideration that: (i) such Certificate is properly endorsed to such Person or is accompanied by appropriate stock powers, in either case signed exactly as the name of the record holder appears on such Certificate, and is otherwise in proper form for transfer, or is accompanied by appropriate evidence of the authority of the

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Person surrendering such Certificate and signing the letter of transmittal to do so on behalf of the record holder; and (ii) the Person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the payment to a Person other than the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

(e) From and after the Effective Time, there shall be no transfers on the stock transfer books of Flatbush Federal Bancorp of the Flatbush Federal Bancorp Common Stock that were issued and outstanding immediately prior to the Effective Time other than to settle transfers of Flatbush Federal Bancorp Common Stock that occurred prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be exchanged for the Merger Consideration (and any cash in lieu of fractional shares) and canceled as provided in this Article II.

(f) Neither Northfield Bancorp nor the Exchange Agent shall be liable to any holder of a Certificate for any Merger Consideration delivered in respect of such Certificate to a public official pursuant to applicable abandoned property, escheat or other similar law.

(g) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Exchange Agent or Northfield Bancorp, the posting by such person of a bond in such amount as the Exchange Agent may reasonably direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof.

(h) Northfield Bancorp or the Exchange Agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement or the transactions contemplated hereby to any holder of Flatbush Federal Bancorp Common Stock such amounts as Northfield Bancorp (or any Affiliate thereof) or the Exchange Agent are required to deduct and withhold with respect to the making of such payment under the IRC, or any applicable provision of U.S. Federal, state, local or non-U.S. tax law. To the extent that such amounts are properly withheld by Northfield Bancorp or the Exchange Agent, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of the Flatbush Federal Bancorp Common Stock in respect of whom such deduction and withholding were made by Northfield Bancorp or the Exchange Agent.

(i) Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of Northfield Bancorp Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution with respect to Northfield Bancorp Common Stock shall be payable on or with respect to any fractional share interest, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of Northfield Bancorp. In lieu of the issuance of any such fractional share, Northfield Bancorp shall pay to each former holder of Flatbush Federal Bancorp Common Stock who otherwise would be entitled to receive a fractional share of Northfield Bancorp Common Stock, an amount in cash, rounded to the nearest cent and without interest, equal to the product of (i) the fraction of a share to which such holder would otherwise have been entitled and (ii) the average of the daily closing sales prices of a share of Northfield Bancorp Common Stock as reported on the Nasdaq for the five consecutive trading days immediately

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preceding the Closing Date. For purposes of determining any fractional share interest, all shares of Flatbush Federal Bancorp Common Stock owned by a Flatbush Federal Bancorp shareholder shall be combined so as to calculate the maximum number of whole shares of Northfield Bancorp Common Stock issuable to such Flatbush Federal Bancorp shareholder.

Section 2.06 Treatment of Flatbush Federal Bancorp Options.

At the Effective Time, all Flatbush Federal Bancorp Options that are outstanding and unexercised immediately prior thereto, whether vested or unvested, shall be canceled, and in lieu thereof the holders of such options shall be paid in cash an amount equal to the product of (i) the number of shares of Flatbush Federal Bancorp Common Stock subject to such option at the Effective Time and (ii) an amount equal to the excess of $6.50 over the exercise price per share of such option, net of any cash which must be withheld under federal and state income and employment tax requirements. Subject to the foregoing, the Flatbush Federal Bancorp Stock-Based Incentive Plan and all Flatbush Federal Bancorp Options issued thereunder shall terminate at the Effective Time. With respect to any Flatbush Federal Bancorp Options for which the exercise price is $6.50 or more, Flatbush Federal Bancorp’s Board of Directors shall adopt such resolutions or take such other actions as are required to provide for the cancellation of all such options, whether or not vested, as of the Effective Date, without any payment made in exchange therefor.

Section 2.07 Treatment of Flatbush Federal Bancorp Restricted Stock.

At the Effective Time, each outstanding Flatbush Federal Bancorp Restricted Share subject to vesting or other lapse restrictions shall vest in full and become free of such restrictions and, at the Effective Time, the holder thereof shall be entitled to receive the Merger Consideration with respect to each such Flatbush Federal Bancorp Restricted Shares (less any shares of Flatbush Federal Bancorp Common Stock withheld to satisfy the tax withholding obligations upon vesting, which shares shall be considered to have been delivered to the holder of Flatbush Federal Bancorp Restricted Shares) in accordance with Section 2.04.

Section 2.08 Dissenters’ Rights.

Notwithstanding any other provision of this Agreement to the contrary, shares of Flatbush Federal Bancorp Common Stock that are outstanding immediately prior to the Effective Time and which are held by stockholders who shall have not voted in favor of the Mid-Tier Merger nor consented thereto in writing and who shall have properly demanded payment of the fair value for such shares in accordance with the HOLA and the regulations issued thereunder (collectively, the “Dissenters’ Shares”) shall not be converted into or represent the right to receive the Merger Consideration. Such stockholders instead shall be entitled to such rights as are granted by the HOLA and the regulations issued thereunder, except that all Dissenters’ Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or otherwise lost their dissenters’ rights under the HOLA and the regulations issued thereunder shall thereupon be deemed to have been converted into and to

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have become exchangeable, as of the Effective Time, for the right to receive, without any interest thereon, the Merger Consideration upon surrender, in the manner provided in Section 2.05, of the Certificate(s) that, immediately prior to the Effective Time, evidenced such shares. Flatbush Federal Bancorp shall give Northfield Bancorp (i) prompt notice of any written payment demands, attempted withdrawals of demands for payment and any other instruments served pursuant to the HOLA and the regulations issued thereunder and received by Flatbush Federal Bancorp relating to Dissenters’ Shares, and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands under the HOLA and the regulations issued thereunder consistent with the obligations of Flatbush Federal Bancorp thereunder. Flatbush Federal Bancorp shall not, except with prior written consent of Northfield Bancorp, (x) make any payment with respect to such demand, (y) offer to settle or settle any demand for payment or (z) waive any failure to timely deliver a written demand for dissenters’ rights or timely take any other action to perfect dissenters’ rights in accordance with the HOLA and the regulations issued thereunder.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE FLATBUSH PARTIES

Except as Previously Disclosed, each of the Flatbush Parties represents and warrants to Northfield Bancorp as follows:

Section 3.01 Standard.

Except as set forth in the following sentence, no representation or warranty of the Flatbush Parties contained in this Article III (other than the representation and warranty contained in Section 3.08, which shall be true in all respects) shall be deemed untrue or incorrect, and the Flatbush Parties shall not be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any paragraph of this Article III, has had or reasonably would be expected to have a Material Adverse Effect, disregarding for these purposes (x) any qualification or exception for, or reference to, materiality in any such representation or warranty and (y) any use of the terms “material,” “materially,” “in all material respects,” “Material Adverse Effect” or similar terms or phrases in any such representation or warranty. The foregoing standard shall not apply to representations and warranties contained in Section 3.02 (other than Sections 3.02(d), 3.02(e) and 3.02(f) and the last sentence of Section 3.02(b)), Section 3.03, Section 3.04 (other than Section 3.04(b)(iii)) and Section 3.14, which shall be true and correct in all material respects.

Section 3.02 Organization.

(a) Flatbush MHC is a Federal mutual holding company organized and validly existing under the laws of the United States, and is duly registered as a savings and loan holding company under the HOLA. Flatbush MHC has the full corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on Flatbush Federal Bancorp.

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(b) Flatbush Federal Bancorp is a Federal corporation organized and validly existing under the laws of the United States, and is duly registered as a savings and loan holding company under the HOLA. Flatbush Federal Bancorp has the full corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect on Flatbush Federal Bancorp. Other than shares of capital stock of Flatbush Federal Savings, and the Subsidiaries of Flatbush Federal Savings as Previously Disclosed, Flatbush Federal Bancorp does not own or control, directly or indirectly, or have the right to acquire directly or indirectly, an equity interest in any corporation, limited liability company, association, partnership, joint venture or other entity.

(c) Flatbush Federal Savings is a Federal savings and loan association organized and validly existing under the laws of the United States. Except for its Subsidiaries that are identified as Flatbush Subsidiaries, Flatbush Federal Savings does not possess, directly or indirectly, any material equity interest in any corporation, limited liability company, association, partnership, joint venture or other entity, except for equity interests held in its investment portfolio, equity interests held by Flatbush Federal Savings in a fiduciary capacity, and equity interests held in connection with its lending activities, including stock in the FHLB. Flatbush Federal Savings owns all of the outstanding shares of capital stock of each of its Subsidiaries free and clear of all liens, security interests, pledges, charges, encumbrances, agreements and restrictions of any kind or nature, except that, in the case of the REIT, Flatbush Federal Savings owns 100% of the common securities and less than 100% of the preferred securities. The deposits of Flatbush Federal Savings are insured by the FDIC to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due.

(d) Flatbush Federal Savings is a member in good standing of the FHLB and owns the requisite amount of stock therein.

(e) The respective minute books of Flatbush MHC, Flatbush Federal Bancorp and Flatbush Federal Savings accurately record, in all material respects, all material corporate actions of their respective shareholders and boards of directors (including committees) through the date of this Agreement.

(f) Prior to the date of this Agreement, Flatbush Federal Bancorp has made available to Northfield Bancorp true and correct copies of the charters and bylaws of Flatbush Federal Savings, Flatbush Federal Bancorp and Flatbush MHC.

(g) Flatbush MHC is engaged in no activities other than holding shares of Flatbush Federal Bancorp Common Stock, and has no assets, other than shares of Flatbush Federal Bancorp Common Stock and cash or cash equivalents, and no liabilities.

Section 3.03 Capitalization.

(a) The authorized capital stock of Flatbush Federal Bancorp consists of nine million (9,000,000) shares of common stock, $0.01 par value (“Flatbush Federal Bancorp Common Stock”), and one million (1,000,000) shares of Preferred Stock, $0.01 par value (the “Flatbush Federal Bancorp Preferred Stock”). As of the date of this Agreement, there are 2,736,907 shares of Flatbush Federal Bancorp Common Stock outstanding, all of which are validly issued, fully paid and nonassessable and

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none of which were issued in violation of any preemptive rights, including 1,484,208 shares of Flatbush Federal Bancorp Common Stock held by Flatbush MHC (the “MHC Shares”). As of the date of this Agreement, there are no shares of Flatbush Federal Bancorp Preferred Stock issued and outstanding. There are 62,750 shares of Flatbush Federal Bancorp Common Stock held by Flatbush Federal Bancorp as treasury stock. Except for Flatbush Federal Bancorp Options, neither Flatbush Federal Bancorp nor any Flatbush Subsidiary has or is bound by any Right of any character relating to the purchase, sale, issuance or voting of, or right to receive dividends or other distributions on, any shares of Flatbush Federal Bancorp Common Stock, or any other security of Flatbush Federal Bancorp or any Flatbush Subsidiary, or any securities representing the right to vote, purchase or otherwise receive any shares of Flatbush Federal Bancorp Common Stock or any other security of Flatbush Federal Bancorp.

(b) Flatbush MHC owns the MHC Shares free and clear of any lien or encumbrance. Except for shares of Flatbush Federal Bancorp Common Stock (and any equity interests that may be attributed to Flatbush MHC due to its ownership of Flatbush Federal Bancorp Common Stock), Flatbush MHC does not possess, directly or indirectly, any equity interest in any corporation.

(c) The authorized capital stock of Flatbush Federal Savings consists of nine million (9,000,000) shares of common stock, $0.01 par value, and one million (1,000,000) shares of preferred stock. There are one thousand (1,000) shares of Flatbush Federal Savings common stock outstanding, all of which are validly issued, fully paid and nonassessable and none of which were issued in violation of any preemptive rights, and all of which are owned by Flatbush Federal Bancorp free and clear of any liens, encumbrances, charges, restrictions or rights of third parties of any kind whatsoever.

Section 3.04 Authority; No Violation.

(a) The Flatbush Parties have full power and authority to execute and deliver this Agreement, perform their obligations hereunder, and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Flatbush Parties and the completion by the Flatbush Parties of the transactions contemplated hereby have been duly and validly approved by the requisite vote of each Board of Directors of the Flatbush Parties and, except for approval from the shareholders of Flatbush Federal Bancorp, approval by Flatbush Federal Bancorp as the sole shareholder of Flatbush Federal Savings and the approval of the Flatbush MHC Members, no other corporate proceedings on the part of the Flatbush Parties are necessary to complete the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of the Flatbush Parties and constitutes the valid and binding obligations of each of the Flatbush Parties, enforceable against each of the Flatbush Parties in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and as to Flatbush Federal Savings the conservatorship or receivership provisions of the FDIA, and subject, as to enforceability, to general principles of equity.

(b) Subject to the receipt of approvals from the Regulatory Authorities and the compliance by the Flatbush Parties and the Northfield Parties with any conditions contained therein (including the expiration of any applicable waiting period),

(A) the execution and delivery of this Agreement by the Flatbush Parties,

(B) the consummation of the transactions contemplated hereby, and

(C) compliance by the Flatbush Parties with any of the terms or provisions hereof,

will not: (i) conflict with or result in a material breach of any provision of the charters or bylaws of any of the Flatbush Parties or the articles of incorporation of any Flatbush Subsidiary; (ii) violate any statute,

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code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to the Flatbush Parties or any of the properties or assets of the Flatbush Parties; or (iii) except as Previously Disclosed, violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of any of the Flatbush Parties under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other investment or obligation to which any Northfield Party is a party, or by which they or any of their respective properties or assets may be bound or affected, except in the case of clause (iii) above, for violations which, individually or in the aggregate, would not have a Material Adverse Effect on the Flatbush Parties.

(c) The affirmative vote of the holders of a majority of the issued and outstanding shares of Flatbush Federal Bancorp Common Stock held by Minority Shareholders , as well as an affirmative vote of two-thirds of all of the issued and outstanding shares of Flatbush Federal Bancorp Common Stock, are the only votes of holders of any class of Flatbush Federal Bancorp’s capital stock necessary to adopt and approve this Agreement and the transactions contemplated hereby.

(d) The board of directors of Flatbush Federal Bancorp, by resolution duly adopted by the requisite vote of the board of directors at a meeting duly called and held, has (x) determined that this Agreement, the Mid-Tier Merger and the other transactions contemplated hereby are fair to and in the best interests of Flatbush Federal Bancorp and its shareholders, and (y) recommended that the shareholders of Flatbush Federal Bancorp approve this Agreement and directed that such matter be submitted for consideration by the Flatbush Federal Bancorp shareholders at the Flatbush Federal Bancorp Shareholders Meeting.

(e) The board of directors of Flatbush MHC, by resolution duly adopted by the requisite vote of the board of directors at a meeting duly called and held, has (x) determined that this Agreement, the MHC Merger Agreement, the MHC Merger and the other transactions contemplated hereby are fair to and in the best interests of Flatbush MHC and its Members, and (y) determined to recommend that the Members of Flatbush MHC approve the MHC Merger and will direct that such matter be submitted for consideration by the Flatbush MHC Members at a Flatbush MHC Members Meeting.

Section 3.05 Consents.

Except as Previously Disclosed and for (a) filings with Regulatory Authorities, the receipt of the Regulatory Approvals, the expiration of any waiting periods, and compliance with any conditions contained therein, (b) the filing of the Articles of Combination with the Regulatory Authorities, (c) the filing with the SEC of (i) the Merger Registration Statement and (ii) such reports under Sections 13(a), 13(d), 13(g) and 16(a) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby and the obtaining from the SEC of such orders as may be required in connection therewith, (d) the filing with Regulatory Authorities of the Members Proxy Statement for any requisite vote of Flatbush MHC Members, (e) the filing with the Nasdaq Stock Market of a notification of the listing of the shares of Northfield Bancorp Common Stock to be issued in the Mid-Tier Merger, (f) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of shares of Northfield Bancorp Common Stock pursuant to this Agreement and (g) the approval of this Agreement by the requisite vote of the shareholders of Flatbush Federal Bancorp and the approval of the MHC Merger by the Flatbush MHC Members, no consents, waivers or approvals of, or filings or registrations with, any Governmental Entity are necessary, and, to the Knowledge of Flatbush Federal Bancorp, no consents, waivers or approvals of, or filings or

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registrations with, any other third parties are necessary, in connection with (x) the execution and delivery of this Agreement by the Flatbush Parties, and (y) the completion of the Mergers by the Flatbush Parties. The Flatbush Parties have no Knowledge of any reason pertaining to the Flatbush Parties why any Regulatory Approvals or other required consents or approvals should not be received.

Section 3.06 Financial Statements and Securities Documents.

(a) The Annual Reports on Form 10-K for the years ended December 31, 2010 and December 31, 2009 filed with the SEC by Flatbush Federal Bancorp, and all other reports, registration statements, definitive proxy statements or information statements filed by Flatbush Federal Bancorp subsequent to December 31, 2009 under the Securities Act, or under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (the “Flatbush Federal Bancorp Securities Documents”), in the form filed with the SEC as of the date filed or, if amended or supplemented as of the date amended or supplemented, (A) complied in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (B) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.  The Flatbush Financials included or incorporated by reference into any such filing (including the related notes and schedules thereto) fairly present in each case in all material respects (subject in the case of the unaudited interim statements to normal year-end adjustments) the consolidated financial position, results of operations and cash flows of Flatbush Federal Bancorp and the Flatbush Subsidiaries on a consolidated basis as of and for the respective periods ending on the dates thereof, in accordance with GAAP during the periods involved, except as indicated in the notes thereto, or in the case of unaudited statements, as permitted by Form 10-Q.

(b)                 Flatbush Federal Bancorp has made available to the Northfield Parties true, correct and complete copies of all written correspondence between the SEC and it and any of its Subsidiaries occurring since December 31, 2010.  There are no outstanding comments from or unresolved issues raised by the SEC with respect to any of Flatbush Federal Bancorp Securities Documents.  The books and records of Flatbush Federal Bancorp and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

(c) Flatbush Federal Bancorp and each of its Subsidiaries have timely filed all reports, forms, schedules, registrations, statements and other documents, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2009 with any Governmental Entity (other than the SEC) and have paid all fees and assessments due and payable in connection therewith, except where the failure to make such filings or pay such fees would not have a Material Adverse Effect on the Flatbush Parties.

(d) Flatbush Federal Bancorp (x) has implemented and maintains a system of internal control over financial reporting (as required by Rule 13a-15(a) of the Exchange Act) that is designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of its financial statements for external purposes in accordance with GAAP and to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and to maintain accountability for assets and (iii) access to assets is permitted only in accordance with management’s general or specific authorization, (y) has implemented and maintains disclosure

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controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to Flatbush Federal Bancorp, including its consolidated Subsidiaries, is made known to the chief executive officer and the chief financial officer of Flatbush Federal Bancorp by others within those entities, and (z) has disclosed, based on its most recent evaluation prior to the date hereof, to Flatbush Federal Bancorp’s outside auditors and the audit committee of Flatbush Federal Bancorp’s Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Flatbush Federal Bancorp’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Flatbush Federal Bancorp’s internal control over financial reporting. These disclosures (if any) were made in writing by management to Flatbush Federal Bancorp’s auditors and audit committee and a copy has previously been made available to Northfield Bancorp. Flatbush Federal Bancorp’s management has completed an assessment of the effectiveness of its internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 for the year ended December 31, 2011, and such assessment concluded that such controls were effective.

(e) Since December 31, 2009, (A) neither Flatbush Federal Bancorp nor any of its Subsidiaries nor, to its Knowledge, any director, officer, employee, auditor, accountant or representative of it or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of it or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that it or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (B) no attorney representing it or any of its Subsidiaries, whether or not employed by it or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by it or any of its officers, directors, employees or agents to its board of directors or any committee thereof or to any of its directors or officers.

(f) Since December 31, 2010, Flatbush Federal Bancorp and its Subsidiaries have not incurred any liability other than as reflected in the Flatbush Financials or in the ordinary course of business consistent with past practice.

Section 3.07 Taxes.

Flatbush Federal Bancorp and the Flatbush Subsidiaries are members of the same affiliated group within the meaning of IRC Section 1504(a). Each Flatbush Party and each Flatbush Subsidiary has duly filed all Federal, state and material local tax returns required to be filed by or with respect to it on or prior to the Closing Date, taking into account any extensions (all such returns, to the Knowledge of Flatbush Federal Bancorp, being accurate and correct in all material respects) and has duly paid or made provisions for the payment of all material Federal, state and local taxes that have been incurred by or are due or claimed to be due from it by any taxing authority or pursuant to any written tax sharing agreement on or prior to the Closing Date other than taxes or other charges which (i) are not delinquent, (ii) are being contested in good faith, or (iii) have not yet been fully determined. As of the date of this Agreement, none of the Flatbush Parties has received written notice of, and to the Knowledge of Flatbush Federal Bancorp, there is no audit examination, deficiency assessment, tax investigation or refund litigation with respect to any taxes of any Flatbush Party or any Flatbush Subsidiary, and no written claim has been made by any authority in a jurisdiction where any Flatbush Party or any Flatbush Subsidiary does not file

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tax returns that a Flatbush Party or any Flatbush Subsidiary is subject to taxation in that jurisdiction. No Flatbush Party and no Flatbush Subsidiary has executed an extension or waiver of any statute of limitations on the assessment or collection of any material tax due that is currently in effect. Each Flatbush Party and each Flatbush Subsidiary has withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party, and each Flatbush Party and each Flatbush Subsidiary, to the Knowledge of Flatbush Federal Bancorp, has timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the IRC and similar applicable state and local information reporting requirements.

Section 3.08 No Material Adverse Effect.

Other than as disclosed in the Flatbush Federal Bancorp Securities Documents filed by Flatbush Bancorp on or before the date of this Agreement, the Flatbush Parties have not suffered any Material Adverse Effect since December 31, 2010 and no event has occurred or circumstance arisen since that date which, in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on the Flatbush Parties.

Section 3.09 Material Contracts; Leases; Defaults.

(a) Except as Previously Disclosed, neither Flatbush MHC, Flatbush Federal Bancorp nor any Flatbush Subsidiary is a party to or subject to: (i) any employment, consulting or severance contract or material arrangement with any past or present officer, director or employee, except for “at will” arrangements; (ii) any plan, material arrangement or contract providing for bonuses, pensions, options, deferred compensation, retirement payments, profit sharing or similar material arrangements for or with any past or present officers, directors or employees; (iii) any collective bargaining agreement with any labor union relating to employees; (iv) any agreement which by its terms limits the payment of dividends by Flatbush Federal Bancorp or any Flatbush Subsidiary; (v) any instrument evidencing or related to material indebtedness for borrowed money whether directly or indirectly, by way of purchase money obligation, conditional sale, lease purchase, guaranty or otherwise, in respect of which Flatbush Federal Bancorp or any Flatbush Subsidiary is an obligor to any person, which instrument evidences or relates to indebtedness other than deposits, repurchase agreements, FHLB advances, bankers’ acceptances, and “treasury tax and loan” accounts and transactions in “federal funds” in each case established in the ordinary course of business consistent with past practice, or which contains financial covenants or other restrictions (other than those relating to the payment of principal and interest when due) which would be applicable on or after the Closing Date to Northfield Bancorp or any Northfield Bancorp Subsidiary; (vi) any other agreement, written or oral, that obligates Flatbush MHC, Flatbush Federal Bancorp or any Flatbush Subsidiary for the payment of more than $50,000 annually or for the payment of more than $100,000 over its remaining term, which is not terminable without cause on 60 days’ or less notice without penalty or payment (other than agreements for commercially available “off-the-shelf” software), or (vii) any agreement (other than this Agreement), contract, arrangement, commitment or understanding (whether written or oral) that restricts or limits in any material way the conduct of business by Flatbush Federal Bancorp or any Flatbush Subsidiary (it being understood that any non-compete or similar provision shall be deemed material, but any limitation on the scope of any license granted under any such agreement shall not be deemed material).

(b) Flatbush Federal Bancorp has Previously Disclosed each real estate lease to which it or any Flatbush Subsidiary is a party that requires the consent of the lessor or its agent resulting from the Mergers by virtue of the terms of any such lease. Subject to any consents that may be required as a result

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of the transactions contemplated by this Agreement, to its Knowledge, neither Flatbush Federal Bancorp nor any Flatbush Subsidiary is in default in any material respect under any material contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its assets, business, or operations may be bound or affected, or under which it or its assets, business, or operations receive benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

(c) True and correct copies of agreements, contracts, arrangements and instruments referred to in Section 3.09(a) and (b) (“Material Contracts”) have been made available to Northfield Bancorp on or before the date hereof, and are in full force and effect on the date hereof. Except as Previously Disclosed, no party to any Material Contract will have the right to terminate any or all of the provisions of any such Material Contract as a result of the execution of, and the consummation of the transactions contemplated by, this Agreement.

(d) Since December 31, 2010, through and including the date of this Agreement, and except as publicly disclosed in the Flatbush Federal Bancorp Securities Documents filed or furnished prior to the date hereof, neither Flatbush Federal Bancorp nor any Flatbush Subsidiary has (i) except for (A) normal increases for employees (other than officers subject to the reporting requirements of Section 16(a) of the Exchange Act) made in the ordinary course of business consistent with past practice, or (B) as required by applicable law, increased the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any executive officer, employee, or director, granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay (except as required under the terms of agreements or severance plans and as Previously Disclosed by Flatbush Federal Bancorp), or paid any bonus other than the customary year-end bonuses in amounts consistent with past practice, (ii) granted any options to purchase shares of Flatbush Federal Bancorp Common Stock, or any right to acquire any shares of its capital stock to any executive officer, director or employee other than grants to employees (other than officers subject to the reporting requirements of Section 16(a) of the Exchange Act) made in the ordinary course of business consistent with past practice under the Flatbush Federal Bancorp Stock-Based Incentive Plan, (iii) increased or established any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards, or restricted stock awards), stock purchase or other employee benefit plan, (iv) made any material election for Federal or state income tax purposes, (v) made any material change in the credit policies or procedures of Flatbush Federal Bancorp or any of the Flatbush Subsidiaries, the effect of which was or is to make any such policy or procedure less restrictive in any material respect, (vi) except for a Previously Disclosed disposition of its main office, made any material acquisition or disposition of any assets or properties, or any contract for any such acquisition or disposition entered into other than loans and loan commitments, (vii) entered into any lease of real or personal property requiring annual payments in excess of $50,000 other than in connection with foreclosed property or in the ordinary course of business consistent with past practice, (viii) changed any accounting methods, principles or practices of Flatbush Federal Bancorp or its Subsidiaries affecting its assets, liabilities or businesses, including any reserving, renewal or residual method, practice or policy or (ix) suffered any strike, work stoppage, slow-down, or other labor disturbance.

Section 3.10 Ownership of Property; Insurance Coverage.

(a) Flatbush Federal Bancorp and each Flatbush Subsidiary has good and, as to real property, marketable title to all material assets and properties owned by it or each Flatbush Subsidiary in the

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conduct of its businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the balance sheets contained in the Flatbush Financials or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of in the ordinary course of business, since the date of such balance sheets), subject to no material encumbrances, liens, mortgages, security interests or pledges, except (i) those items which secure liabilities for public or statutory obligations or any discount with, borrowing from or other obligations to FHLB, inter-bank credit facilities, or any transaction by a Flatbush Subsidiary acting in a fiduciary capacity, (ii) statutory liens for amounts not yet delinquent or that are being contested in good faith, (iii) non-monetary liens affecting real property that do not adversely affect the value or use of such real property, and (iv) those described and reflected in the Flatbush Financials. Flatbush Federal Bancorp and the Flatbush Federal Bancorp Subsidiaries, as lessee, have the right under valid and existing leases of real and personal properties used by Flatbush Federal Bancorp and its Subsidiaries in the conduct of their businesses to occupy or use all such properties as presently occupied and used by each of them.

(b) With respect to all material agreements pursuant to which Flatbush Federal Bancorp or any Flatbush Subsidiary has purchased securities subject to an agreement to resell, if any, Flatbush Federal Bancorp or such Flatbush Subsidiary, as the case may be, has a lien or security interest (which to Flatbush Federal Bancorp’s Knowledge is a valid, perfected first lien) in the securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

(c) Flatbush Federal Bancorp and each Flatbush Subsidiary currently maintain insurance considered by each of them to be reasonable for their respective operations. Except as Previously Disclosed, neither Flatbush Federal Bancorp nor any Flatbush Subsidiary, has received notice from any insurance carrier since December 31, 2009 that (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs (other than with respect to health or disability insurance) with respect to such policies of insurance will be substantially increased. Except as Previously Disclosed, there are presently no material claims pending under such policies of insurance and no notices have been given by Flatbush Federal Bancorp or any Flatbush Subsidiary under such policies (other than with respect to health or disability insurance). All such insurance is valid and enforceable and in full force and effect, and since December 31, 2009, Flatbush Federal Bancorp and each Flatbush Subsidiary has received each type of insurance coverage for which it has applied and during such periods has not been denied indemnification for any material claims submitted under any of its insurance policies.

Section 3.11 Legal Proceedings.

Except as Previously Disclosed, neither Flatbush MHC, Flatbush Federal Bancorp nor any Flatbush Subsidiary is a party to any, and there are no pending or, to the Knowledge of Flatbush Federal Bancorp, threatened legal, administrative, arbitration or other proceedings, claims (whether asserted or unasserted), actions or governmental investigations or inquiries of any nature (i) against Flatbush MHC, Flatbush Federal Bancorp or any Flatbush Subsidiary, (ii) to which Flatbush MHC, Flatbush Federal Bancorp or any Flatbush Subsidiary’s assets are or may be subject, (iii) challenging the validity or propriety of any of the transactions contemplated by this Agreement, or (iv) which would reasonably be expected to adversely affect the ability of any of the Flatbush Parties to perform under this Agreement, except as to (i) and (ii) above, for any proceeding, claim, action, investigation or inquiry which, if adversely determined, individually or in the aggregate, would not be reasonably expected to have a Material Adverse Effect on Flatbush Parties.

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Section 3.12 Compliance With Applicable Law.

(a) Except as Previously Disclosed and where noncompliance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Flatbush Federal Bancorp, to Flatbush Federal Bancorp’s Knowledge each of Flatbush Federal Bancorp and each Flatbush Subsidiary is in compliance in all material respects with all applicable Federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it, its properties, assets and deposits, its business, and its conduct of business and its relationship with its employees, including, without limitation, the Bank Secrecy Act, the USA PATRIOT Act, the Community Reinvestment Act of 1977, the Home Mortgage Disclosure Act, the Equal Credit Opportunity Act, the Fair Housing Act and all other applicable fair lending laws and other laws relating to discriminatory business practices and neither Flatbush Federal Bancorp nor any Flatbush Subsidiary has received any written notice to the contrary. The Board of Directors of Flatbush Federal Savings has adopted, and Flatbush Federal Savings has implemented, an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that has not been deemed ineffective by any Governmental Entity and that meets the requirements of Sections 352 and 326 of the USA PATRIOT Act and the regulations thereunder.

(b) Each of Flatbush MHC, Flatbush Federal Bancorp and each Flatbush Subsidiary has all material permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities and Regulatory Authorities that are required to allow it to own or lease its properties and to conduct its business as presently conducted except where the failure to hold such permits, licensees, authorizations, orders or approvals, or the failure to make such filings, applications or registrations would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Flatbush Federal Bancorp; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect in all material respects and, to the Knowledge of Flatbush Federal Bancorp, no suspension or cancellation of any such permit, license, certificate, order or approval is threatened or will result from the consummation of the transactions contemplated by this Agreement, subject to obtaining Regulatory Approvals.

(c) Except as Previously Disclosed, since December 31, 2009, neither Flatbush MHC, Flatbush Federal Bancorp nor any Flatbush Subsidiary has received any written notification or, to Flatbush Federal Bancorp’s Knowledge, any other communication from any Regulatory Authority (i) asserting that Flatbush MHC, Flatbush Federal Bancorp or any Flatbush Subsidiary is not in material compliance with any of the statutes, regulations or ordinances that such Regulatory Authority enforces; (ii) requiring or threatening to require, Flatbush MHC, Flatbush Federal Bancorp or any Flatbush Subsidiary, or indicating that Flatbush MHC, Flatbush Federal Bancorp or any Flatbush Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement with any Federal or state governmental agency or authority that is charged with the supervision or regulation of banks or engages in the insurance of bank deposits; or (iii) directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of Flatbush Federal Bancorp or any Flatbush Subsidiary, including without limitation any restriction on the payment of dividends (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as a “Flatbush Federal Bancorp Regulatory Agreement”). Neither Flatbush MHC, Flatbush Federal Bancorp nor any Flatbush Subsidiary has consented to or entered into any Flatbush Federal Bancorp Regulatory Agreement that is currently in effect. The most recent regulatory rating given to Flatbush Federal Savings as to compliance with the Community Reinvestment Act (“CRA”) is satisfactory or better.

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(d) Flatbush Federal Bancorp is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act of 2002.

Section 3.13 Employee Benefit Plans.

(a) Flatbush Federal Bancorp has Previously Disclosed a list of all existing bonus, incentive, deferred compensation, supplemental executive retirement plans, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, stock appreciation, phantom stock, severance, welfare benefit plans (including paid time off policies and other material benefit policies and procedures), fringe benefit plans, employment, consulting, settlement and change in control agreements and all other material benefit practices, policies and arrangements maintained by Flatbush MHC, Flatbush Federal Bancorp or any Flatbush Subsidiary in which any employee or former employee, consultant or former consultant or director or former director participates or to which any such employee, consultant or director is a party or is otherwise entitled to receive benefits (the “Flatbush Federal Bancorp Compensation and Benefit Plans”). Neither Flatbush MHC, Flatbush Federal Bancorp nor any Flatbush Subsidiary has any commitment to create any additional Flatbush Federal Bancorp Compensation and Benefit Plan or to materially modify, change or renew any existing Flatbush Federal Bancorp Compensation and Benefit Plan (any modification or change that increases the cost of such plans would be deemed material), except as required to maintain the qualified status thereof. Flatbush Federal Bancorp has made available to Northfield Bancorp true and correct copies of the Flatbush Federal Bancorp Compensation and Benefit Plans.

(b) To the Knowledge of Flatbush Federal Bancorp, each Flatbush Federal Bancorp Compensation and Benefit Plan has been operated and administered in all material respects in accordance with its terms and with applicable law, including, but not limited to, ERISA, the IRC, the Age Discrimination in Employment Act, Part G of Subtitle I of ERISA and Section 4980B of the IRC (collectively, “COBRA”), the Health Insurance Portability and Accountability Act (“HIPAA”) and any regulations or rules promulgated thereunder, and all material filings, disclosures and notices required by ERISA, the IRC, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, COBRA and HIPAA and any other applicable law have been timely made or any interest, fines, penalties or other impositions for late filings have been paid in full. Each Flatbush Federal Bancorp Compensation and Benefit Plan that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA and that is intended to be qualified under Section 401(a) of the IRC has received a favorable determination letter from the IRS or is entitled to rely on a determination letter issued to the sponsor of a master or prototype plan, and Flatbush Federal Bancorp is not aware of any circumstances that are reasonably likely to result in revocation of any such favorable determination letter. There is no material pending or, to the Knowledge of Flatbush Federal Bancorp, threatened action, suit or claim relating to any of the Flatbush Federal Bancorp Compensation and Benefit Plans (other than routine claims for benefits). Neither Flatbush Federal Bancorp nor any Flatbush Subsidiary has engaged in a transaction, or omitted to take any action, with respect to any Flatbush Federal Bancorp Compensation and Benefit Plan that would reasonably be expected to subject Flatbush Federal Bancorp or any Flatbush Subsidiary to a material unpaid tax or penalty imposed by either Chapter 43 of the IRC or Sections 409 or 502 of ERISA.

(c) No liability under Title IV of ERISA has been incurred by Flatbush Federal Bancorp or any Flatbush Subsidiary with respect to any Flatbush Federal Bancorp Compensation and Benefit Plan that is subject to Title IV of ERISA (“Flatbush Federal Bancorp Defined Benefit Plan”) currently or formerly maintained by Flatbush Federal Bancorp or any entity that is considered one employer with Flatbush Federal Bancorp under Section 4001(b)(1) of ERISA or Section 414 of the IRC (an “Flatbush Federal Bancorp ERISA Affiliate”) since the effective date of ERISA that has not been satisfied in full,

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and no condition exists that presents a material risk to Flatbush Federal Bancorp or any Flatbush Federal Bancorp ERISA Affiliate of incurring a liability under such Title. No Flatbush Federal Bancorp Defined Benefit Plan had an “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, as of the last day of the end of the most recent plan year ending prior to the date hereof. Except as Previously Disclosed, the fair market value of the assets of each Flatbush Federal Bancorp Defined Benefit Plan exceeds the present value of the “benefit liabilities” (as defined in Section 4001(a)(16) of ERISA) under such Flatbush Federal Bancorp Defined Benefit Plan as of the end of the most recent plan year with respect to the respective Flatbush Federal Bancorp Defined Benefit Plan ending prior to the date hereof, calculated on the basis of the actuarial assumptions used in the most recent actuarial valuation for such Flatbush Federal Bancorp Defined Benefit Plan as of the date hereof; there is not currently pending with the Pension Benefits Guarantee Corporation (“PBGC”) any filing with respect to any reportable event under Section 4043 of ERISA nor has any reportable event occurred as to which a filing is required and has not been made (other than as might be required with respect to this Agreement and the transactions contemplated thereby). Neither Flatbush Federal Bancorp nor any Flatbush Federal Bancorp ERISA Affiliate has contributed to any “multiemployer plan,” as defined in Section 3(37) of ERISA. Neither Flatbush Federal Bancorp, nor any Flatbush Federal Bancorp ERISA Affiliate, nor any Flatbush Federal Bancorp Compensation and Benefit Plan, including any Flatbush Federal Bancorp Defined Benefit Plan, nor any trust created thereunder, nor any trustee or administrator thereof has engaged in a transaction in connection with which Flatbush Federal Bancorp, any Flatbush Federal Bancorp ERISA Affiliate, and any Flatbush Federal Bancorp Compensation and Benefit Plan, including any Flatbush Federal Bancorp Defined Benefit Plan or any such trust or any trustee or administrator thereof, could reasonably be expected to be subject to either a civil liability or penalty pursuant to Section 409, 502(i) or 502(l) of ERISA or a tax imposed pursuant to Chapter 43 of the IRC.

(d) All material contributions required to be made under the terms of any Flatbush Federal Bancorp Compensation and Benefit Plan have been timely made, and all anticipated contributions and funding obligations are accrued on Flatbush Federal Bancorp’s consolidated financial statements to the extent required by GAAP. Flatbush Federal Bancorp and each Flatbush Subsidiary has expensed and accrued as a liability the present value of future benefits under each applicable Flatbush Federal Bancorp Compensation and Benefit Plan for financial reporting purposes to the extent required by GAAP.

(e) Except as Previously Disclosed, neither Flatbush Federal Bancorp nor any Flatbush Subsidiary has any obligations to provide retiree health, life insurance, or disability insurance, or any retiree death benefits under any Flatbush Federal Bancorp Compensation and Benefit Plan, other than benefits mandated by COBRA. There has been no communication to employees by Flatbush Federal Bancorp or any Flatbush Subsidiary that would reasonably be expected to promise or guarantee such employees retiree health, life insurance, or disability insurance, or any retiree death benefits.

(f) Flatbush Federal Bancorp and its Subsidiaries do not maintain any Flatbush Federal Bancorp Compensation and Benefit Plans covering employees who are not United States residents.

(g) With respect to each Flatbush Federal Bancorp Compensation and Benefit Plan, if applicable, Flatbush Federal Bancorp has provided or made available to Northfield Bancorp copies of the: (A) plan documents, trust instruments and insurance contracts; (B) three most recent IRS Forms 5500; (C) three most recent actuarial reports and financial statements; (D) most recent summary plan description; (E) most recent determination letter issued by the IRS; (F) any Form 5310 or Form 5330 filed with the IRS within the last three years; (G) most recent nondiscrimination tests performed under ERISA and the IRC (including 401(k) and 401(m) tests); and (H) PBGC Form 500 and 501 filings, along with the Notice of Intent to Terminate, ERISA Section 204(h) Notice, Notice of Plan Benefits, and all other documentation related to the termination of a Flatbush Federal Bancorp Pension Plan.

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(h) Except as Previously Disclosed and set forth in Sections 2.06 and 2.07, the consummation of the Mergers will not, directly or indirectly (including, without limitation, as a result of any termination of employment or service at any time prior to or following the Effective Time) (A) entitle any employee, consultant or director to any payment or benefit (including severance pay, change in control benefit, or similar compensation) or any increase in compensation, (B) entitle any employee or independent contractor to terminate any plan, agreement or arrangement without cause and continue to accrue future benefits thereunder, or result in the vesting or acceleration of any benefits under any Flatbush Federal Bancorp Compensation and Benefit Plan, (C) result in any material increase in benefits payable under any Flatbush Federal Bancorp Compensation and Benefit Plan, or (D) entitle any current or former employee, director or independent contractor of Flatbush Federal Bancorp or any Flatbush Subsidiary to any actual or deemed payment (or benefit) which could constitute a “parachute payment” (as such term is defined in Section 280G of the IRC).

(i) Neither Flatbush Federal Bancorp nor any Flatbush Subsidiary maintains any compensation plans, programs or arrangements under which any payment is reasonably likely to become non-deductible, in whole or in part, for tax reporting purposes as a result of the limitations under Section 162(m) of the IRC and the regulations issued thereunder.

(j) Except as Previously Disclosed, there are no stock options, stock appreciation or similar rights, earned dividends or dividend equivalents, or shares of restricted stock, outstanding under any of the Flatbush Federal Bancorp Compensation and Benefit Plans or otherwise as of the date hereof and none will be granted, awarded, or credited after the date hereof.

Section 3.14 Brokers, Finders and Financial Advisors.

Neither Flatbush MHC, Flatbush Federal Bancorp nor any Flatbush Subsidiary, nor any of their respective officers, directors, employees or agents, has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement, or incurred any liability or commitment for any fees or commissions to any such person in connection with the transactions contemplated by this Agreement except for the retention of Sandler O’Neill & Partners, L.P. by Flatbush Federal Bancorp and the fee payable pursuant thereto. Flatbush Federal Bancorp has Previously Disclosed a true and correct copy of the engagement agreement with Sandler O’Neill & Partners, L.P. for its services rendered to the Flatbush Parties in connection with the Mergers and transactions contemplated by this Agreement.

Section 3.15 Environmental Matters.

(a) With respect to Flatbush Federal Bancorp and each Flatbush Subsidiary:

(i) To the Knowledge of Flatbush Federal Bancorp, neither the conduct nor operation of its business nor any condition of any property currently or previously owned or operated by it, results or resulted in a violation of any Environmental Laws that is reasonably likely to impose a material liability (including a material remediation obligation) upon Flatbush Federal Bancorp or any Flatbush Subsidiary. Except as Previously Disclosed, to the Knowledge of Flatbush Federal Bancorp, no condition exists or event has occurred with respect to any of Flatbush Federal Bancorp or any Flatbush Subsidiary or any owned or operated property that is reasonably likely to result in any material liability to Flatbush Federal Bancorp or any Flatbush Subsidiary by reason of any Environmental Laws. Neither Flatbush Federal Bancorp nor any Flatbush Subsidiary during the past five years has received any written notice from any Person or

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Governmental Entity that Flatbush Federal Bancorp or any Flatbush Subsidiary or the operation or condition of any property ever owned or operated by Flatbush Federal Bancorp or any Flatbush Subsidiary (including Participation Facilities) are currently in violation of or otherwise are alleged to have liability under any Environmental Laws or relating to Materials of Environmental Concern (including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any Materials of Environmental Concern at, on, beneath, or originating from any such property) for which a material liability is reasonably likely to be imposed upon Flatbush Federal Bancorp or any Flatbush Subsidiary;

(ii) There is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or, to the Knowledge of Flatbush Federal Bancorp, threatened, before any court, governmental agency or other forum against Flatbush Federal Bancorp or any Flatbush Subsidiary (x) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (y) relating to the presence of or Release into the environment of any Materials of Environmental Concern whether or not occurring at or on a site owned, leased or operated by Flatbush Federal Bancorp or any Flatbush Subsidiary;

(iii) To Flatbush Federal Bancorp’s Knowledge, there are no underground storage tanks on, in or under any properties owned or operated by Flatbush Federal Bancorp or any of the Flatbush Federal Bancorp Subsidiaries, and to Flatbush Federal Bancorp’s Knowledge, no underground storage tanks have been closed or removed from any properties owned or operated by Flatbush Federal Bancorp or any of the Flatbush Federal Bancorp Subsidiaries or any Participation Facility except in compliance with Environmental Laws in all material respects; and

(iv) To the Knowledge of Flatbush Federal Bancorp, no condition exists on any property for which Flatbush Federal Bancorp holds a lien, that results or resulted in a material violation of Environmental Laws or creates a material liability under Environmental Law that is reasonably likely to impose a material liability (including a material remediation obligation) upon Flatbush Federal Bancorp or any Flatbush Subsidiary.

(b) “Participation Facility” means any facility in which Flatbush Federal Bancorp or its Subsidiaries participates in the management (as that term is defined under CERCLA), whether as a fiduciary, lender in control of the facility, owner or operator.

Section 3.16 Loan Portfolio.

(a) The allowance for loan losses reflected in Flatbush Federal Bancorp’s audited consolidated balance sheet at December 31, 2010 was, and the allowance for loan losses shown on the balance sheets in the Flatbush Federal Bancorp Securities Documents for periods ending after December 31, 2010 was or will be, adequate, as of the date thereof, under GAAP.

(b) Flatbush Federal Bancorp has Previously Disclosed a list setting forth, as of February 28, 2012, by account, of: (A) all loans (including loan participations) of Flatbush Federal Bancorp or any other Flatbush Subsidiary that have been accelerated during the past twelve months; (B) all loan

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commitments or lines of credit of Flatbush Federal Bancorp or any other Flatbush Subsidiary which have been terminated by Flatbush Federal Bancorp or any other Flatbush Subsidiary during the past twelve months by reason of a default or adverse developments in the condition of the borrower or other events or circumstances affecting the credit of the borrower; (C) each borrower, customer or other party which has notified Flatbush Federal Bancorp or any other Flatbush Subsidiary during three years preceding the date of this Agreement, or has asserted against Flatbush Federal Bancorp or any other Flatbush Subsidiary, in each case in writing, any “lender liability” or similar claim, and, to the Knowledge of Flatbush Federal Bancorp, each borrower, customer or other party which has given Flatbush Federal Bancorp or any other Flatbush Subsidiary any oral notification of, or orally asserted to or against Flatbush Federal Bancorp or any other Flatbush Subsidiary, any such claim; (D) all loans (1) that are contractually past due 90 days or more in the payment of principal and/or interest, (2) that are on non-accrual status, (3) that are as of the date of this Agreement classified as “substandard,” “doubtful,” “loss,” “classified,” “criticized,” “credit risk assets,” “concerned loans,” “watch list” or “special mention” (or words of similar import) by Flatbush Federal Bancorp and any Flatbush Subsidiary, or any applicable Regulatory Authority, (4) as to which a reasonable doubt exists as to the timely future collectability of principal and/or interest, whether or not interest is still accruing or the loans are less than 90 days past due, (5) where, during the past three years, the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the agreement under which the loan was originally created due to concerns regarding the borrower’s ability to pay in accordance with such initial terms, (6) where a specific reserve allocation exists in connection therewith or (7) that are required to be accounted for as a troubled debt restructuring in accordance with Accounting Standards Codification 310-40; and (E) all assets classified by Flatbush Federal Savings or any Flatbush Subsidiary as real estate acquired through foreclosure or in lieu of foreclosure, including in-substance foreclosures, and all other assets currently held that were acquired through foreclosure or in lieu of foreclosure. The foregoing excludes any individual loan with a principal balance of less than $50,000.

(c) All loans receivable (including discounts) and accrued interest entered on the books of Flatbush Federal Bancorp and the Flatbush Subsidiaries arose out of bona fide arm’s-length transactions and were made for good and valuable consideration in the ordinary course of Flatbush Federal Bancorp’s or the appropriate Flatbush Subsidiary’s respective business. To the Knowledge of Flatbush Federal Bancorp, the loans, discounts and the accrued interest reflected on the books of Flatbush Federal Bancorp and the Flatbush Subsidiaries are subject to no defenses, set-offs or counterclaims (including, without limitation, those afforded by usury or truth-in-lending laws), except as may be provided by bankruptcy, insolvency or similar laws affecting creditors’ rights generally or by general principles of equity. All such loans are owned by Flatbush Federal Bancorp or the appropriate Flatbush Subsidiary free and clear of any liens.

(d) The notes and other evidences of indebtedness evidencing the loans described above, and all pledges, mortgages, deeds of trust and other collateral documents or security instruments relating thereto are, in all material respects, valid, true and genuine, and what they purport to be.

Section 3.17 Related Party Transactions.

Except as Previously Disclosed or as described in Flatbush Federal Bancorp’s Proxy Statement distributed in connection with the annual meeting of shareholders held on April 28, 2011, neither Flatbush Federal Bancorp nor any Flatbush Subsidiary is a party to any transaction (including any loan or other credit accommodation) with any Affiliate of Flatbush Federal Bancorp or any Flatbush Subsidiary. All

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such transactions (a) were made in the ordinary course of business, (b) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons, and (c) did not involve substantially more than the normal risk of collectability or present other unfavorable features (as such terms are used under Item 404 of SEC Regulation S-K promulgated under the Securities Act and the Exchange Act). No loan or credit accommodation to any Affiliate of Flatbush Federal Bancorp or any Flatbush Subsidiary is presently in default or, during the three year period prior to the date of this Agreement, has been in default or has been restructured, modified or extended. To the Knowledge of Flatbush Federal Bancorp, neither Flatbush Federal Bancorp nor any Flatbush Subsidiary has been notified that principal and interest with respect to any such loan or other credit accommodation will not be paid when due or that the loan grade classification accorded such loan or credit accommodation by Flatbush Federal Bancorp is inappropriate.

Section 3.18 Registration Obligations.

Neither Flatbush Federal Bancorp nor any Flatbush Subsidiary is under any obligation, contingent or otherwise, which will survive the Effective Time by reason of any agreement to register any transaction involving any of its securities under the Securities Act.

Section 3.19 Risk Management Instruments.

Except as may be included in its loan documents with its customers, Flatbush has not entered into and does not maintain any material interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for Flatbush Federal Bancorp’s own account, or for the account of one or more of Flatbush Federal Bancorp’s Subsidiaries or their customers.

Section 3.20 Fairness Opinion.

Flatbush Federal Bancorp has received a written opinion from Sandler O’Neill & Partners, L.P. to the effect that, subject to the terms, conditions and qualifications set forth therein, as of the date hereof, the Merger Consideration to be received by the shareholders of Flatbush Federal Bancorp other than Flatbush MHC pursuant to this Agreement is fair to such shareholders from a financial point of view.

Section 3.21 Fiduciary Accounts.

Flatbush Federal Savings and each of its Subsidiaries has properly administered all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable laws and regulations. Neither Flatbush nor any other Flatbush Subsidiary, and to the Knowledge of Flatbush Federal Bancorp, nor has any of their respective directors, officers or employees, committed any breach of trust with respect to any such fiduciary account and the records for each such fiduciary account.

Section 3.22 Intellectual Property.

Flatbush Federal Bancorp and each Flatbush Subsidiary owns or, to Flatbush Federal Bancorp’s Knowledge, possesses valid and binding licenses and other rights (subject to expirations in accordance with their terms) to use all patents, copyrights, trade secrets, trade names, service marks and trademarks, which are material to the conduct of their business as currently conducted, each without payment, except for all license agreements under which license fees or other payments are due in the ordinary course of Flatbush Federal Bancorp’s or each of Flatbush Federal Bancorp’s Subsidiaries’ business, and neither

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Flatbush Federal Bancorp nor any Flatbush Subsidiary has received any notice of conflict with respect thereto that asserts the rights of others. Flatbush Federal Bancorp and each Flatbush Subsidiary has performed all the material obligations required to be performed, and are not in default in any respect, under any contract, agreement, arrangement or commitment relating to any of the foregoing. To the Knowledge of Flatbush Federal Bancorp, the conduct of the business of Flatbush Federal Bancorp and each Flatbush Subsidiary as currently conducted or proposed to be conducted does not, in any material respect, infringe upon, dilute, misappropriate or otherwise violate any intellectual property owned or controlled by any third party.

Section 3.23 Labor Matters.

There are no labor or collective bargaining agreements to which Flatbush Federal Bancorp or any Flatbush Subsidiary is a party. To the Knowledge of Flatbush Federal Bancorp, there is no union organizing effort pending or threatened against Flatbush Federal Bancorp or any Flatbush Subsidiary. There is no labor strike, labor dispute (other than routine employee grievances that are not related to union employees), work slowdown, stoppage or lockout pending or, to the Knowledge of Flatbush Federal Bancorp, threatened against Flatbush Federal Bancorp or any Flatbush Subsidiary. There is no unfair labor practice or labor arbitration proceeding pending or, to the Knowledge of Flatbush Federal Bancorp, threatened against Flatbush Federal Bancorp or any Flatbush Subsidiary (other than routine employee grievances that are not related to union employees). Flatbush Federal Bancorp and each Flatbush Subsidiary is in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and are not engaged in any unfair labor practice.

Section 3.24 Flatbush Federal Bancorp Information Supplied.

The information relating to Flatbush Federal Bancorp and any Flatbush Subsidiary to be contained in the Proxy Statement-Prospectus, or furnished to Northfield Bancorp for inclusion in any other document filed with any Regulatory Authority or other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE Northfield Parties

Except as Previously Disclosed, each of the Northfield Parties represent and warrant to Flatbush Federal Bancorp as follows:

Section 4.01 Standard.

Except as set forth in the following sentence, no representation or warranty of the Northfield Parties contained in this Article IV (other than the representation and warranty contained in Section 4.08, which shall be true in all respects) shall be deemed untrue or incorrect, and the Northfield Parties shall not be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any paragraph of this Article IV, has had or reasonably would be expected to have a Material Adverse Effect, disregarding for these purposes (x) any qualification or exception for, or reference to, materiality in any such representation or warranty and (y) any use of the terms “material,” “materially,” “in all material respects,” “Material Adverse

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Effect” or similar terms or phrases in any such representation or warranty. The foregoing standard shall not apply to representations and warranties contained in Sections 4.02 (other than Sections 4.02(d) and 4.02(e) and the last sentence of Section 4.02(b)), Section 4.03, and Section 4.04 (other than Section 4.04(b)(iii)), which shall be true and correct in all material respects.

Section 4.02 Organization.

(a) Northfield MHC is a mutual holding company organized and validly existing under the laws of the United States, and is duly registered as a savings and loan holding company under the HOLA. Northfield MHC has full power and authority to carry on its business as now conducted and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on Northfield Bancorp.

(b) Northfield Bancorp is a corporation duly organized and validly existing under the laws of the United States, and is duly registered as a savings and loan holding company under the HOLA. Northfield Bancorp has full corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on Northfield Bancorp.

(c) Northfield Bank owns all of the outstanding shares of capital stock of each Northfield Bank Subsidiary free and clear of all liens, security interests, pledges, charges, encumbrances, agreements and restrictions of any kind or nature, except that, in the case of the REIT, Northfield Bank owns 100% of the common securities and less than 100% of the preferred securities. Northfield Bank is a savings bank duly organized and validly existing under the laws of the United States. The deposits of Northfield Bank are insured by the FDIC to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due. Northfield Bank is a member in good standing of the FHLB and owns the requisite amount of stock therein.

(d) The respective minute books of Northfield MHC, Northfield Bancorp and each Northfield Bancorp Subsidiary accurately record, in all material respects, all material corporate actions of their respective shareholders and boards of directors (including committees).

(e) Prior to the date of this Agreement, Northfield Bancorp has made available to Flatbush Federal Bancorp true and correct copies of the charters and bylaws of Northfield MHC, Northfield Bancorp and the Northfield Bank.

Section 4.03 Capitalization.

(a) The authorized capital stock of Northfield Bancorp consists of ninety million (90,000,000) shares of common stock, $0.01 par value (“Northfield Bancorp Common Stock”), and ten million (10,000,000) shares of Preferred Stock, $0.01 par value (the “Northfield Bancorp Preferred

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Stock”). There are 40,518,591 shares of Northfield Bancorp Common Stock outstanding, all of which are validly issued, fully paid and nonassessable and none of which were issued in violation of any preemptive rights, including 24,641,684 shares of Northfield Bancorp Common Stock held by Northfield MHC (the “Northfield MHC Shares”). There are no shares of Northfield Bancorp Preferred Stock issued and outstanding. There are 5,195,035 shares of Northfield Bancorp Common Stock held by Northfield Bancorp as treasury stock. Except for Northfield Bancorp Options, neither Northfield Bancorp nor any Northfield Bancorp Subsidiary has or is bound by any Right of any character relating to the purchase, sale, issuance or voting of, or right to receive dividends or other distributions on, any shares of Northfield Bancorp Common Stock, or any other security of Northfield Bancorp or any Northfield Bancorp Subsidiary, or any securities representing the right to vote, purchase or otherwise receive any shares of Northfield Bancorp Common Stock or any other security of Northfield Bancorp.

(b) Northfield MHC owns the Northfield MHC Shares free and clear of any lien or encumbrance. Except for shares of Northfield Bancorp Common Stock (and any equity interests that may be attributed to Northfield MHC due to its ownership of Northfield Bancorp Common Stock), Northfield MHC does not possess, directly or indirectly, any equity interest in any corporation.

(c) There are one hundred (100) shares of Northfield Bank common stock outstanding, all of which are validly issued, fully paid and nonassessable and none of which were issued in violation of any preemptive rights, and all of which are owned by Northfield Bancorp free and clear of any liens, encumbrances, charges, restrictions or rights of third parties of any kind whatsoever.

Section 4.04 Authority; No Violation.

(a) The Northfield Parties have full power and authority to execute and deliver this Agreement, perform their obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Northfield Parties and the completion by the Northfield Parties of the transactions contemplated hereby have been duly and validly approved by the requisite vote of each Board of Directors of the Northfield Parties and by Northfield Bancorp as the sole shareholder of Northfield Bank, and no other corporate proceedings on the part of the Northfield Parties are necessary to complete the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of the Northfield Parties and constitutes the valid and binding obligations of each of the Northfield Parties, enforceable against each of the Northfield Parties in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and as to Northfield Bank, the conservatorship or receivership provisions of the FDIA, and subject, as to enforceability, to general principles of equity.

(b) Subject to the receipt of approvals from the Regulatory Authorities and the compliance by the Northfield Parties and the Flatbush Parties with any conditions contained therein (including the expiration of any applicable waiting period),

(A) the execution and delivery of this Agreement by the Northfield Parties,

(B) the consummation of the transactions contemplated hereby, and

(C) compliance by the Northfield Parties with any of the terms or provisions hereof,

will not: (i) conflict with or result in a material breach of any provision of the charters or bylaws of any of the Northfield Parties or the articles of incorporation of any Northfield Subsidiary; (ii) violate any statute,

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code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to the Northfield Parties or any of the properties or assets of the Northfield Parties; or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of any of the Northfield Parties under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other investment or obligation to which any Northfield Party is a party, or by which they or any of their respective properties or assets may be bound or affected, except in the case of clause (iii) above, for violations which, individually or in the aggregate, would not have a Material Adverse Effect on the Northfield Parties.

(c) The board of directors of Northfield Bancorp, by resolution duly adopted by the requisite vote of the board of directors at a meeting duly called and held, has (x) determined that this Agreement, the Mid-Tier Merger and the other transactions contemplated hereby are fair to and in the best interests of Northfield Bancorp and its shareholders.

Section 4.05 Consents.

Except for (a) filings with Regulatory Authorities, the receipt of the Regulatory Approvals, and compliance with any conditions contained therein, (b) the filing of the Articles of Combination with the Regulatory Authorities, (c) the filing with the SEC of (i) the Merger Registration Statement and (ii) such reports under Sections 13(a), 13(d), 13(g) and 16(a) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby and the obtaining from the SEC of such orders as may be required in connection therewith, (d) the filing with Regulatory Authorities of the Members Proxy Statement for any requisite vote of Flatbush MHC Members, (e) the filing with the Nasdaq Stock Market of a notification of the listing of the shares of Northfield Bancorp Common Stock to be issued in the Mid-Tier Merger, (f) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of shares of Northfield Bancorp Common Stock pursuant to this Agreement and (g) the approval of this Agreement by the requisite vote of the shareholders of Flatbush Federal Bancorp and the approval of the MHC Merger by the Flatbush MHC Members, no consents, waivers or approvals of, or filings or registrations with, any Governmental Entity are necessary, and, to the Knowledge of Northfield Bancorp, no consents, waivers or approvals of, or filings or registrations with, any other third parties are necessary, in connection with (x) the execution and delivery of this Agreement by the Northfield Parties, and (y) the completion of the Mergers by the Northfield Parties. The Northfield Parties have no Knowledge of any reason pertaining to the Northfield Parties why any Regulatory Approvals or other required consents or approvals will not be received.

Section 4.06 Financial Statements and Securities Documents.

(a) The Annual Reports on Form 10-K for the years ended December 31, 2010 and December 31, 2009 filed with the SEC by Northfield Bancorp, and all other reports, registration statements, definitive proxy statements or information statements filed by Northfield Bancorp subsequent to December 31, 2009 under the Securities Act, or under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act or under the securities regulations of the SEC (the “Northfield Bancorp Securities Documents”), in the form filed with the SEC as of the date filed or, if amended or supplemented as of the

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date amended or supplemented, (A) complied in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (B) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.  The Northfield Financials included or incorporated by reference into any such filing (including the related notes and schedules thereto) fairly present in each case in all material respects (subject in the case of the unaudited interim statements to normal year-end adjustments) the consolidated financial position, results of operations and cash flows of Northfield Bancorp and the Northfield Subsidiaries on a consolidated basis as of and for the respective periods ending on the dates thereof, in accordance with GAAP during the periods involved, except as indicated in the notes thereto, or in the case of unaudited statements, as permitted by Form 10-Q.

(b) Northfield Bancorp has made available to the Flatbush Parties true, correct and complete copies of all written correspondence between the SEC and any of its subsidiaries occurring since December 31, 2010 and prior to the date hereof. There are no unresolved written comments received from the SEC Staff with respect to any of Northfield Bancorp Securities Documents. The books and records of Northfield Bancorp and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

(c) Northfield Bancorp and each of its Subsidiaries have timely filed all reports, forms, schedules, registrations, statements and other documents, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2009 with any Governmental Entity (other than the SEC) and have paid all fees and assessments due and payable in connection therewith.

(d) Northfield Bancorp (x) has implemented and maintains a system of internal control over financial reporting (as required by Rule 13a-15(a) of the Exchange Act) that is designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of its financial statements for external purposes in accordance with GAAP and to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and to maintain accountability for assets and (iii) access to assets is permitted only in accordance with management’s general or specific authorization, (y) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to Northfield Bancorp, including its consolidated Subsidiaries, is made known to the chief executive officer and the chief financial officer of Northfield Bancorp by others within those entities, and (z) has disclosed, based on its most recent evaluation prior to the date hereof, to Northfield Bancorp’s outside auditors and the audit committee of Northfield Bancorp’s Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Northfield Bancorp’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Northfield Bancorp’s internal control over financial reporting. These disclosures (if any) were made in writing by management to Northfield Bancorp’s auditors and audit committee and a copy has previously been made available to Flatbush Federal Bancorp. Northfield Bancorp’s management has completed an assessment of the effectiveness of its internal control over

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financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 for the year ended December 31, 2011, and such assessment concluded that such controls were effective.

(e) Since December 31, 2009, (A) neither Northfield Bancorp nor any of its Subsidiaries nor, to its Knowledge, any director, officer, employee, auditor, accountant or representative of it or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of it or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that it or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (B) no attorney representing it or any of its Subsidiaries, whether or not employed by it or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by it or any of its officers, directors, employees or agents to its board of directors or any committee thereof or to any of its directors or officers.

(f) Since December 31, 2010, Northfield Bancorp and its Subsidiaries have not incurred any liability other than in the ordinary course of business consistent with past practice.

(g) The allowance for loan losses reflected in Northfield Bancorp’s audited statement of condition at December 31, 2010 was, and the allowance for loan losses shown on the balance sheets in the Northfield Bancorp Securities Documents for periods ending after December 31, 2010 were and will be, adequate, as of the dates thereof, under GAAP.

Section 4.07 Taxes.

Each Northfield Party and each Northfield Subsidiary has duly filed all Federal, state and material local tax returns required to be filed by or with respect to it on or prior to the Closing Date, taking into account any extensions (all such returns, to the Knowledge of Northfield Bancorp, being accurate and correct in all material respects) and has duly paid or made provisions for the payment of all material Federal, state and local taxes that have been incurred by or are due or claimed to be due from it by any taxing authority or pursuant to any written tax sharing agreement on or prior to the Closing Date other than taxes or other charges which (i) are not delinquent, (ii) are being contested in good faith, or (iii) have not yet been fully determined. As of the date of this Agreement, none of the Northfield Parties has received written notice of, and to Knowledge of Northfield Bancorp, there is no audit examination, deficiency assessment, tax investigation or refund litigation with respect to any taxes of any Northfield Party or any Northfield Subsidiary, and no written claim has been made by any authority in a jurisdiction where any Northfield Party or any Northfield Subsidiary does not file tax returns that a Northfield Party or any Northfield Subsidiary is subject to taxation in that jurisdiction. No Northfield Party and no Northfield Subsidiary has executed an extension or waiver of any statute of limitations on the assessment or collection of any material tax due that is currently in effect. Each Northfield Party and each Northfield Subsidiary has withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third

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party, and each Northfield Party and each Northfield Subsidiary, to the Knowledge of Northfield Bancorp, has timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the IRC and similar applicable state and local information reporting requirements.

Section 4.08 No Material Adverse Effect.

The Northfield Parties have not suffered any Material Adverse Effect since December 31, 2010 and no event has occurred or circumstance arisen since that date which, in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on the Northfield Parties.

Section 4.09 Legal Proceedings.

Neither Northfield MHC, Northfield Bancorp nor any Northfield Bancorp Subsidiary is a party to any, and there are no pending or, to the Knowledge of Northfield Bancorp, threatened legal, administrative, arbitration or other proceedings, claims (whether asserted or unasserted), actions or governmental investigations or inquiries of any nature (i) against Northfield MHC, Northfield Bancorp or any Northfield Bancorp Subsidiary, (ii) to which Northfield MHC, Northfield Bancorp or any Northfield Bancorp Subsidiary’s assets are or may be subject, (iii) challenging the validity or propriety of any of the transactions contemplated by this Agreement, or (iv) which would reasonably be expected to adversely affect the ability of the Northfield Parties to perform under this Agreement, except as to (i) and (ii) above, for any proceeding, claim, action, investigation or inquiry which, if adversely determined, individually or in the aggregate, would not be reasonably expected to have a Material Adverse Effect on the Northfield Parties.

Section 4.10 Compliance With Applicable Law.

(a) Except where noncompliance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Northfield Bancorp, to Northfield Bancorp’s knowledge, each of Northfield Bancorp and each Northfield Bancorp Subsidiary is in compliance in all material respects with all applicable Federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it, its properties, assets and deposits, its business, and its conduct of business and its relationship with its employees, including, without limitation, the Bank Secrecy Act, the USA PATRIOT Act, the Community Reinvestment Act of 1977, the Home Mortgage Disclosure Act, the Equal Credit Opportunity Act, the Fair Housing Act and all other applicable fair lending laws and other laws relating to discriminatory business practices, and neither Northfield Bancorp nor any Northfield Bancorp Subsidiary has received any written notice to the contrary. The Board of Directors of Northfield Bank has adopted and Northfield Bank has implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that has not been deemed ineffective by any Governmental Entity and that meets the requirements of Sections 352 and 326 of the USA PATRIOT Act and the regulations thereunder.

(b) Each of Northfield MHC, Northfield Bancorp and each Northfield Bancorp Subsidiary has all material permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities and Regulatory Authorities that are required to allow it to own or lease its properties and to conduct its business as presently conducted except where the failure to hold such permits, licensees, authorizations, orders or approvals, or the

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failure to make such filings, applications or registrations would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Northfield Bancorp; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the Knowledge of Northfield Bancorp, no suspension or cancellation of any such permit, license, certificate, order or approval is threatened or will result from the consummation of the transactions contemplated by this Agreement, subject to obtaining the Regulatory Approvals.

(c) Since December 31, 2009, neither Northfield MHC, Northfield Bancorp nor any Northfield Bancorp Subsidiary has received any written notification or, to Northfield Bancorp’s Knowledge, any other communication from any Regulatory Authority (i) asserting that Northfield MHC, Northfield Bancorp or any Northfield Bancorp Subsidiary is not in material compliance with any of the statutes, regulations or ordinances which that Regulatory Authority enforces; (ii) requiring or threatening to require, Northfield MHC, Northfield Bancorp or any Northfield Bancorp Subsidiary, or indicating that Northfield MHC, Northfield Bancorp or any Northfield Bancorp Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement with any Federal or state governmental agency or authority that is charged with the supervision or regulation of banks or engages in the insurance of bank deposits; or (iii) directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of Northfield Bancorp or any Northfield Bancorp Subsidiary, including without limitation any restriction on the payment of dividends (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as an “Northfield Bancorp Regulatory Agreement”). Neither Northfield MHC, Northfield Bancorp nor any Northfield Bancorp Subsidiary has consented to or entered into any Northfield Bancorp Regulatory Agreement that is currently in effect. The most recent regulatory rating given to Northfield Bank as to compliance with the CRA is satisfactory or better.

(d) Northfield Bancorp is in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act of 2002 and (ii) the applicable listing and corporate governance rules and regulations of the Nasdaq.

Section 4.11 Northfield Bancorp Common Stock.

The shares of Northfield Bancorp Common Stock to be issued as Merger Consideration pursuant to this Agreement, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable and subject to no preemptive rights.

Section 4.12 Northfield Bancorp Information Supplied.

The information relating to Northfield Bancorp and any Northfield Bancorp Subsidiary to be contained in the Proxy Statement-Prospectus, or in any other document filed with any Regulatory Authority or other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Proxy Statement-Prospectus will comply with the provisions of the Exchange Act and the rules and regulations thereunder and the provisions of the Securities Act and the rules and regulations thereunder, except that no representation or warranty is made by Northfield Bancorp with respect to statements made or incorporated by reference therein based on

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information supplied by Flatbush Federal Bancorp specifically for inclusion or incorporation by reference in the Proxy Statement-Prospectus.

Section 4.13 Environmental Matters.

(a) To the Knowledge of Northfield Bancorp, neither the conduct nor operation of its business nor any condition of any property currently or previously owned or operated by it, results or resulted in a violation of any Environmental Laws that is reasonably likely to impose a material liability (including a material remediation obligation) upon Northfield Bancorp or any Northfield Subsidiary. To the Knowledge of Northfield Bancorp, no condition exists or event has occurred with respect to Northfield Bancorp or any Northfield Subsidiary or any owned or operated property that is reasonably likely to result in any material liability to Northfield Bancorp or any Northfield Subsidiary by reason of any Environmental Laws.

(b)                 There is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or, to the Northfield Bancorp’s Knowledge, threatened, before any court, governmental agency or other forum against Northfield Bancorp or any Northfield Subsidiary (x) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (y) relating to the presence of or Release into the environment of any Materials of Environmental Concern, whether or not occurring at or on a site owned, leased or operated by any of the Northfield Bancorp or any Northfield Subsidiary.

ARTICLE V
COVENANTS OF the Flatbush Parties

Section 5.01 Conduct of Business.

(a) Affirmative Covenants. During the period from the date of this Agreement to the Effective Time, except with the written consent of Northfield Bancorp, which consent will not be unreasonably withheld, conditioned or delayed, each of the Flatbush Parties will, and it will cause each Flatbush Subsidiary to: operate its business in the usual, regular and ordinary course of business; use reasonable efforts to preserve intact its business organization and assets and maintain its rights and franchises; and voluntarily take no action which would, or would be reasonably likely to, (i) materially adversely affect the ability of the Parties to obtain any Regulatory Approvals or other approvals of Governmental Entities required for the transactions contemplated hereby or materially increase the period of time necessary to obtain such approvals, or (ii) materially adversely affect its ability to perform its covenants and agreements under this Agreement.

(b) Negative Covenants. Each of the Flatbush Parties agrees that from the date of this Agreement to the Effective Time, except as otherwise specifically permitted or required by this Agreement or as Previously Disclosed, without the written consent of Northfield Bancorp (which consent shall not be unreasonably withheld, conditioned or delayed), it will not, and it will cause each Flatbush Subsidiary not to:

(i) change or waive any provision of its Charter or Bylaws, or appoint a new director to its board of directors;

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(ii) change the number of authorized or issued shares of its capital stock, issue any shares of Flatbush Federal Bancorp Common Stock, including any shares that are held as “treasury shares” as of the date of this Agreement, or issue or grant any Right or agreement of any character relating to its authorized or issued capital stock or any securities convertible into shares of such stock, make any grant or award under the Flatbush Federal Bancorp Stock-Based Incentive Plan or any other equity compensation plan or arrangement, or split, combine or reclassify any shares of capital stock, or declare, set aside or pay any dividend or other distribution in respect of capital stock, or redeem or otherwise acquire any shares of capital stock; notwithstanding the foregoing, Flatbush Federal Bancorp may issue shares of Flatbush Federal Bancorp Common Stock upon the valid exercise, in accordance with the information Previously Disclosed, of presently outstanding Flatbush Federal Bancorp Options issued under the Flatbush Federal Bancorp Stock-Based Incentive Plan.

(iii) except as Previously Disclosed, enter into, amend in any material respect or terminate any contract or agreement except for any such contract or agreement that is for a term of twelve months or less or terminable at will without penalty, involves a cost in the aggregate of less than $50,000, and is otherwise in the ordinary course of business;

(iv) make application for the opening or closing of any, or, open or close any, branch or automated banking facility;

(v) grant or agree to pay any bonus, severance or termination to, or enter into, renew or amend any employment agreement, severance agreement and/or supplemental executive agreement with, or increase in any manner the compensation or fringe benefits of, any of its directors, officers or employees, except (i) as may be required pursuant to commitments existing on the date hereof and as Previously Disclosed, and (ii) pay increases in the ordinary course of business consistent with past practice to non-executive officer employees. Neither Flatbush Federal Bancorp nor any Flatbush Subsidiary shall hire or promote any employee to a rank having a title of vice president or other more senior rank or hire any new employee at an annual rate of compensation in excess of $50,000, provided that Flatbush Federal Bancorp or a Flatbush Subsidiary may hire at-will, non-officer employees to fill vacancies that may from time to time arise in the ordinary course of business;

(vi) enter into or, except as may be required by law, materially modify any pension, retirement, stock option, stock purchase, stock appreciation right, stock grant, savings, profit sharing, deferred compensation, supplemental retirement, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or employees; or make any contributions to any defined contribution plan not in the ordinary course of business consistent with past practice;

(vii) merge or consolidate Flatbush Federal Bancorp or any Flatbush Subsidiary with any other corporation; sell or lease all or any substantial portion of the assets or business of Flatbush Federal Bancorp or any Flatbush Subsidiary; make any acquisition of all or any substantial portion of the business or assets of any other person, firm, association, corporation or business organization other than in connection with foreclosures, settlements in lieu of foreclosure, troubled loan or debt restructuring, or the collection of any loan or credit arrangement between Flatbush Federal Bancorp, or any Flatbush Subsidiary, and any other person; or enter into a purchase and assumption transaction with respect to deposits and liabilities;

(viii) sell or otherwise dispose of any asset of Flatbush Federal Bancorp or of any Flatbush Subsidiary other than in the ordinary course of business consistent with past practice; except for transactions with the FHLB, subject any asset of Flatbush Federal Bancorp or of any Flatbush Subsidiary to a lien, pledge, security interest or other

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encumbrance other than in the ordinary course of business consistent with past practice; incur any indebtedness for borrowed money (or guarantee any indebtedness for borrowed money), except in the ordinary course of business consistent with past practice;

(ix) voluntarily take any action which would result in any of the representations and warranties of the Flatbush Parties set forth in this Agreement becoming untrue as of any date after the date hereof or in any of the conditions set forth in Article VIII hereof not being satisfied, except in each case as may be required by applicable law;

(x) change any method, practice or principle of accounting, except as may be required from time to time by GAAP (without regard to any optional early adoption date) or any Regulatory Authority responsible for regulating Flatbush Federal Bancorp or Flatbush Federal Savings;

(xi) waive, release, grant or transfer any material rights of value or modify or change in any material respect any existing material agreement or indebtedness to which Flatbush Federal Bancorp or any Flatbush Subsidiary is a party;

(xii) purchase any securities other than in accordance with Flatbush Federal Bancorp’s investment policy and in the ordinary course of business consistent with past practice;

(xiii) except for commitments issued prior to the date of this Agreement that have not yet expired and that have been Previously Disclosed, and the renewal of existing lines of credit, make any new loan or other credit facility commitment (including without limitation, lines of credit and letters of credit) other than in accordance with Flatbush Federal Savings’ existing lending policies and in the ordinary course of business consistent with past practice. In addition, the prior approval of Northfield Bancorp is required with respect to the following: (i) any new loan or credit facility commitment to any borrower or group of affiliated borrowers in an amount in excess of $500,000 for a commercial real estate loan, $300,000 for a construction loan, $500,000 for a residential loan or whose credit exposure with Flatbush Federal Savings, Flatbush Federal Bancorp, or any Flatbush Subsidiary in the aggregate, exceeds $1.0 million prior to thereto or as a result thereof; and (ii) any new loan or credit facility commitment secured by any property located outside of New York or New Jersey;

(xiv) enter into, renew, extend or modify any transaction (other than a deposit transaction) with any Affiliate;

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(xv) enter into any futures contract, option, interest rate caps, interest rate floors, interest rate exchange agreement or other agreement or take any other action for purposes of hedging the exposure of its interest-earning assets and interest-bearing liabilities to changes in market rates of interest other than in the ordinary course of business consistent with past practice;

(xvi) except for the execution of this Agreement, and actions taken or which will be taken in accordance with this Agreement and performance hereunder, take any action that would give rise to a right of payment to any individual under any employment agreement;

(xvii) make any material change in policies in existence on the date of this Agreement with regard to: the extension of credit, or the establishment of reserves with respect to the possible loss thereon or the charge off of losses incurred thereon; investments; asset/liability management; deposit pricing or gathering; or other material banking policies except as may be required by changes in applicable law or regulations, GAAP or by a Regulatory Authority;

(xviii) except for the execution of this Agreement, and the transactions contemplated herein, take any action that would give rise to an acceleration of the right to payment to any individual under any Flatbush Federal Bancorp Compensation and Benefit Plan;

(xix) other than as Previously Disclosed make any capital expenditures in excess of $50,000 individually or $100,000 in the aggregate, other than pursuant to binding commitments existing on the date hereof and as Previously Disclosed, and other than expenditures necessary to maintain existing assets in good repair;

(xx) pay, discharge, settle or compromise any claim, action, litigation, arbitration or proceeding, except, in consultation with Northfield Bancorp, with respect to any such payment, discharge, settlement or compromise made in the ordinary course of business consistent with past practice that involves solely money damages in the amount not in excess of $50,000 individually or $100,000 in the aggregate, and that does not create negative precedent for other pending or potential claims, actions, litigation, arbitration or proceedings, or waive or release any material rights or claims, or agree to consent to the issuance of any injunction, decree, order or judgment restricting or otherwise affecting its business or operations;

(xxi) except where it is a participant and not the lead lender, foreclose upon or take a deed or title to any commercial real estate without first conducting a Phase I environmental assessment of the property or foreclose upon any commercial real estate if such environmental assessment indicates the presence of Materials of Environmental Concern;

(xxii) purchase or sell any mortgage loan servicing rights;

(xxiii) issue any broadly distributed communication relating to the Mergers to employees (including general communications relating to benefits and compensation) without prior consultation with Northfield Bancorp and, to the extent relating to post-Closing employment, benefit or compensation information without the prior consent of Northfield

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Bancorp (which shall not be unreasonably withheld, delayed or conditioned) or issue any broadly distributed communication to customers relating to the Mergers without the prior approval of Northfield Bancorp (which shall not be unreasonably withheld, delayed or conditioned), except as required by law or for communications in the ordinary course of business consistent with past practice that do not relate to the Mergers or other transactions contemplated hereby;

(xxiv) (1) take any action or knowingly fail to take any reasonable action that would, or would be reasonably likely to, prevent, impede or delay the Mergers from qualifying as reorganizations within the meaning of Section 368(a) of the IRC, or (2) take any action that is reasonably likely to result in a material violation of any provision of this Agreement except, in each case, as may be required by applicable law or regulation; or

(xxv) agree to do any of the foregoing.

Section 5.02 Current Information.

(a) During the period from the date of this Agreement to the Effective Time, Flatbush Federal Bancorp will cause one or more of its representatives to confer with representatives of Northfield Bancorp and report the general status of its ongoing operations at such times as Northfield Bancorp may reasonably request, provided that such representatives shall be subject to the Confidentiality Agreement. Flatbush Federal Bancorp will promptly notify Northfield Bancorp of any material change in the normal course of its business or in the operation of its properties and, to the extent permitted by applicable law, of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of material litigation involving Flatbush Federal Bancorp or any Flatbush Subsidiary. Without limiting the foregoing, senior officers of Northfield Bancorp and Flatbush Federal Bancorp shall meet on a reasonably regular basis (expected to be at least monthly) to review the financial and operational affairs of Flatbush Federal Bancorp and its Subsidiaries, in accordance with applicable law, and Flatbush Federal Bancorp shall give due consideration to Northfield Bancorp’s input on such matters, with the understanding that, notwithstanding any other provision contained in this Agreement, neither Northfield Bancorp nor any Northfield Bancorp Subsidiary shall under any circumstance be permitted to exercise control of Flatbush Federal Bancorp or any Flatbush Subsidiary prior to the Effective Time.

(b) Representatives of Flatbush Federal Savings and Northfield Bank shall meet on a regular basis to discuss and plan for the conversion of Flatbush Federal Savings’ data processing and related electronic informational systems to those used by Northfield Bank, which planning shall include, but not be limited to, discussion of the possible termination by Flatbush Federal Savings of third-party service provider arrangements effective at the Effective Time or at a date thereafter, non-renewal of personal property leases and software licenses used by Flatbush Federal Savings in connection with its systems operations, retention of outside consultants and additional employees to assist with the conversion, and outsourcing, as appropriate, of proprietary or self-provided system services, it being understood that Flatbush Federal Savings shall not be obligated to take any such action prior to the Effective Time and no conversion shall take place prior to the Effective Time. In the event that Flatbush Federal Savings takes, at the request of Northfield Bank, any action relative to third parties to facilitate the conversion that results in the imposition of any termination fees or charges, Northfield Bank shall indemnify Flatbush Federal Savings for any such fees and charges, and the costs of reversing the conversion process, if for any reason the Mid-Tier Merger is not consummated for any reason other than a willful breach of this Agreement by Flatbush Federal Bancorp, or a termination of this Agreement under Section 10.01(g) or 10.01(h).

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(c) Flatbush Federal Savings shall provide Northfield Bank, within fifteen (15) business days after the end of each calendar month, a written list of nonperforming assets (the term “nonperforming assets,” for purposes of this subsection, means (i) loans that are “troubled debt restructuring” as defined in Accounting Standards Codification 310-40, “Troubled Debt Restructuring by Creditors,” (ii) loans on nonaccrual, (iii) real estate owned, (iv) all loans ninety (90) days or more past due as of the end of such month, and (iv) impaired loans). On a monthly basis, Flatbush Federal Savings shall provide Northfield Bank with a schedule of all loan approvals, which schedule shall indicate the loan amount, loan type and other material features of the loan.

(d) Flatbush Federal Bancorp shall promptly inform Northfield Bancorp upon receiving notice of any legal, administrative, arbitration or other proceedings, demands, notices, audits or investigations (by any Federal, state or local commission, agency or board) relating to the alleged liability of Flatbush Federal Bancorp or any Flatbush Subsidiary under any labor or employment law.

Section 5.03 Access to Properties and Records.

(a)                 Each of the Flatbush Parties agrees that upon reasonable notice and subject to applicable laws relating to the exchange of information, it will (and will cause its Subsidiaries to) afford Northfield, and Northfield’s officers, employees, counsel, accountants and other authorized Representatives, such reasonable access during normal business hours throughout the period before the Effective Time to the books, records (including tax returns and work papers of independent auditors), properties, personnel and to such other information as Northfield may reasonably request and, during such period, it will furnish promptly to Northfield (1) a copy of each report, schedule and other document filed by it pursuant to the requirements of Federal or state securities or banking laws, and (2) all other information concerning the business, properties and personnel of it as Northfield may reasonably request. The Flatbush Parties or any of its Subsidiaries will not be required to afford access or disclose information that would violate or prejudice the rights of its customers, jeopardize attorney-client privilege or contravene any provisions of applicable law, rule or regulation or any binding agreement with any third party. The Parties will make appropriate substitute arrangements in circumstances where the previous sentence applies. Each party will hold any information that is nonpublic and confidential in accordance with the confidentiality provisions of the Confidentiality Agreement.  No investigation by any party of the business and affairs of the other party, pursuant to this Section of the Agreement or otherwise, will affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to any party’s obligation to consummate the transactions contemplated by this Agreement.

(b)                 Flatbush Federal Bancorp shall permit Northfield Bancorp, at Northfield Bancorp’s expense, to cause a “phase I environmental audit” and a “phase II environmental audit” to be performed at each Flatbush Federal Savings branch at any time prior to the Closing Date; provided, however, that Northfield Bancorp shall have the right to conduct a “phase II environmental audit” prior to the Closing only to the extent that a “phase II environmental audit” is within the scope of additional testing recommended by the “phase I environmental audit” to be performed as a result of a “Recognized Environmental Condition” (as such term is defined by The American Society for Testing Materials) that was discovered in the “phase I environmental audit,” and provided that as to any “phase II environmental audits” performed at a branch which Flatbush Federal Savings leases, the landlord pursuant to the applicable lease has consented to such “phase II environmental audit” if such consent is necessary pursuant to the lease. Flatbush Federal Savings will use its commercially reasonable efforts (at no cost to Flatbush Federal Savings) to obtain such landlord consent. Prior to performing any “phase II environmental audits,” Northfield Bancorp will provide Flatbush Federal Savings with a copy of its

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proposed work plan and Northfield Bancorp will cooperate in good faith with Flatbush Federal Savings to address any comments or suggestions made by Flatbush Federal Savings regarding the work plan. Northfield Bancorp and its environmental consultant shall conduct all environmental assessments pursuant to this Section at mutually agreeable times and so as to eliminate or minimize to the greatest extent possible interference with Flatbush Federal Savings’ operation of its business, and Northfield Bancorp shall maintain or cause to be maintained reasonably adequate insurance with respect to any assessment conducted hereunder. Northfield Bancorp shall be required to restore each property upon which environmental testing has been performed to substantially its pre-assessment condition. All costs and expenses incurred in connection with any “phase I environmental audit” and any “phase II environmental audit,” and any restoration and clean up, shall be borne solely by Northfield Bancorp.

Section 5.04 Financial and Other Statements.

(a) Promptly upon receipt thereof, Flatbush Federal Bancorp will furnish to Northfield Bancorp copies of each annual, interim or special audit of the financial statements of Flatbush Federal Bancorp and the Flatbush Federal Bancorp Subsidiaries made by its independent auditors and copies of all internal control reports submitted to Flatbush Federal Bancorp by such auditors in connection with each annual, interim or special audit of the financial statements of Flatbush Federal Bancorp and the Flatbush Federal Bancorp Subsidiaries made by such auditors.

(b) Flatbush Federal Bancorp will furnish to Northfield Bancorp copies of all documents, statements and reports as it or any Flatbush Subsidiary shall send to its shareholders, the OCC, or any other Regulatory Authority, except as legally prohibited thereby. Within 25 days after the end of each month, Flatbush Federal Bancorp will deliver to Northfield Bancorp a consolidated balance sheet and a consolidated statement of income, without related notes, for such month prepared in accordance with current financial reporting practices.

Section 5.05 Maintenance of Insurance.

Flatbush Federal Bancorp shall maintain, and cause each Flatbush Subsidiary to maintain, insurance in such amounts as are reasonable to cover such risks as are customary in relation to the character and location of their properties and the nature of their business.

Section 5.06 Disclosure Supplements.

From time to time prior to the Effective Time, Flatbush Federal Bancorp will promptly supplement or amend the Flatbush Disclosure Schedule delivered in connection herewith with respect to any matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Flatbush Disclosure Schedule or that is necessary to correct any information in such Flatbush Disclosure Schedule which has been rendered materially inaccurate thereby. No supplement or amendment to such Flatbush Disclosure Schedule shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article VIII.

Section 5.07 Consents and Approvals of Third Parties.

The Flatbush Parties shall use all commercially reasonable efforts to obtain as soon as practicable all consents and approvals necessary or desirable for the consummation of the transactions contemplated by this Agreement.

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Section 5.08 Reasonable Best Efforts.

Subject to the terms and conditions herein provided, the Flatbush Parties agree to use reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

Section 5.09 Failure to Fulfill Conditions.

If Flatbush Federal Bancorp determines that a condition to its obligation to complete the Mergers cannot be fulfilled and that it will not waive that condition, it will promptly notify Northfield Bancorp.

Section 5.10 No Solicitation.

(a) Flatbush Federal Bancorp shall not, and shall not authorize or permit the Flatbush Subsidiaries and the respective officers, directors, employees, investment bankers, financial advisors, attorneys, accountants, consultants, affiliates and other agents (collectively, the “Representatives”) to, directly or indirectly, (i) initiate, solicit, induce or knowingly encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an Acquisition Proposal; (ii) participate in any discussions or negotiations regarding any Acquisition Proposal or furnish, or otherwise afford access, to any Person (other than Northfield Bancorp) any information or data with respect to Flatbush Federal Bancorp or any of its Subsidiaries or otherwise relating to an Acquisition Proposal; (iii) release any Person from, waive any provisions of, or fail to enforce any confidentiality agreement or standstill agreement to which Flatbush Federal Bancorp is a party; or (iv) enter into any agreement, agreement in principle or letter of intent with respect to any Acquisition Proposal or approve or resolve to approve any Acquisition Proposal or any agreement, agreement in principle or letter of intent relating to an Acquisition Proposal. Flatbush Federal Bancorp and its Subsidiaries shall, and shall cause each of Flatbush Federal Bancorp Representatives to, immediately cease and cause to be terminated any and all existing discussions, negotiations, and communications with any Persons with respect to any existing or potential Acquisition Proposal.

For purposes of this Agreement, “Acquisition Proposal” shall mean any offer or proposal (other than an offer or proposal from Northfield Bancorp), whether or not in writing, contemplating, relating to, or that could reasonably be expected to lead to, an Acquisition Transaction. For purposes of this Agreement, “Acquisition Transaction” shall mean (A) any transaction or series of transactions involving any merger, consolidation, recapitalization, share exchange, liquidation, dissolution or similar transaction involving Flatbush Federal Bancorp or any of its Subsidiaries; (B) any transaction pursuant to which any third party or group acquires or would acquire (whether through sale, lease or other disposition), directly or indirectly, any assets of Flatbush Federal Bancorp or any of its Subsidiaries representing, in the aggregate, twenty-five percent (25%) or more of the assets of Flatbush Federal Bancorp and its Subsidiaries on a consolidated basis; (C) any issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase or securities convertible into, such securities) representing twenty-five percent (25%) or more of the votes attached to the outstanding securities of Flatbush Federal Bancorp or any of its Subsidiaries; (D) any tender offer or exchange offer that, if consummated, would result in any third party or group beneficially owning twenty-five percent (25%) or more of any class of equity securities of Flatbush Federal Bancorp or any of its Subsidiaries; or (E) any transaction

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which is similar in form, substance or purpose to any of the foregoing transactions, or any combination of the foregoing.

(b) Notwithstanding Section 5.10(a), Flatbush Federal Bancorp may take any of the actions described in clause (ii) of Section 5.10(a) if, but only if, prior to the date of the Flatbush Federal Bancorp Shareholders Meeting: (i) Flatbush Federal Bancorp has received a bona fide unsolicited written Acquisition Proposal that did not result from a breach of this Section 5.10; (ii) the Flatbush Federal Bancorp Board determines in good faith, after consultation with and having considered the advice of its outside legal counsel and its independent financial advisor, that there is a reasonable likelihood that such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal; and (iii) prior to furnishing or affording access to any information or data with respect to Flatbush Federal Bancorp or any of its Subsidiaries or otherwise relating to an Acquisition Proposal, Flatbush Federal Bancorp receives from such Person a confidentiality agreement with terms no less favorable to Flatbush Federal Bancorp than those contained in the confidentiality agreement between Flatbush Federal Bancorp and Northfield Bancorp. Flatbush Federal Bancorp shall promptly provide to Northfield Bancorp any material, non-public information regarding Flatbush Federal Bancorp or its Subsidiaries provided to any other Person that was not previously provided to Northfield Bancorp, such additional information to be provided no later than the date of provision of such information to such other party.

For purposes of this Agreement, “Superior Proposal” shall mean any bona fide written proposal (on its most recently amended or modified terms, if amended or modified) made by a third party to enter into an Acquisition Transaction on terms that the Flatbush Federal Bancorp Board determines in its good faith judgment, after consultation with and having considered the advice of outside legal counsel and a financial advisor: (i) would, if consummated, result in the acquisition of all, but not less than all, of the issued and outstanding shares of Flatbush Federal Bancorp Common Stock or all, or substantially all, of the assets of Flatbush Federal Bancorp and its Subsidiaries on a consolidated basis; (ii) would result in a transaction that involves consideration to the holders of the shares of Flatbush Federal Bancorp Common Stock that is more favorable, from a financial point of view, than the consideration to be paid to Flatbush Federal Bancorp’s shareholders pursuant to this Agreement, considering, among other things, the nature of the consideration being offered, and which proposal is not conditioned upon obtaining additional financing; and (iii) is reasonably likely to be completed on the terms proposed, in each case taking into account all legal, financial, regulatory and other aspects of the proposal, including any material regulatory approvals or other risks associated with the timing of the proposed transaction beyond or in addition to those specifically contemplated hereby.

(c) Flatbush Federal Bancorp shall promptly (and in any event within twenty-four (24) hours) notify Northfield Bancorp in writing if any proposals or offers are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with, Flatbush Federal Bancorp or any Flatbush Federal Bancorp Representatives, in each case in connection with any Acquisition Proposal, and such notice shall indicate the name of the Person initiating such discussions or negotiations or making such proposal, offer or information request and the material terms and conditions of any proposals or offers unless: (i) such materials constitute confidential information of the party making such offer or proposal under an effective confidentiality agreement, (ii) disclosure of such materials jeopardizes the attorney-client privilege or (iii) disclosure of such

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materials contravenes any law, rule, regulation, order, judgment or decree. Flatbush Federal Bancorp agrees that it shall keep Northfield Bancorp reasonably informed, on a current basis, of the status and terms of any such proposal, offer, information request, negotiations or discussions (including any amendments or modifications to such proposal, offer or request).

(d) Neither the Flatbush Federal Bancorp Board nor any committee thereof shall withdraw, qualify or modify, or propose to withdraw, qualify or modify, in a manner adverse to Northfield Bancorp in connection with the transactions contemplated by this Agreement (including the Mergers), the Flatbush Federal Bancorp Recommendation (as defined in Section 7.01), or make any statement, filing or release, in connection with the Flatbush Federal Bancorp Shareholders Meeting or otherwise, inconsistent with the Flatbush Federal Bancorp Recommendation (it being understood that taking a neutral position or no position with respect to an Acquisition Proposal shall be considered an adverse modification of the Flatbush Federal Bancorp Recommendation).

(e) Notwithstanding Section 5.10(d), prior to the date of Flatbush Federal Bancorp Shareholders Meeting, the Board of Directors of Flatbush Federal Bancorp may approve or recommend to the shareholders of Flatbush Federal Bancorp a Superior Proposal and withdraw, qualify or modify the Flatbush Federal Bancorp Recommendation in connection therewith (a “Flatbush Federal Bancorp Subsequent Determination”) after the third (3rd) Business Day following Northfield Bancorp’s receipt of a notice (the “Notice of Superior Proposal”) from Flatbush Federal Bancorp advising Northfield Bancorp that the Flatbush Federal Bancorp Board has decided that a bona fide unsolicited written Acquisition Proposal that it received (that did not result from a breach of this Section 5.10) constitutes a Superior Proposal (it being understood that Flatbush Federal Bancorp shall be required to deliver a new Notice of Superior Proposal in respect of any revised Superior Proposal from such third party or its affiliates that Flatbush Federal Bancorp proposes to accept and the subsequent notice period shall be two (2) business days) if, but only if, (i) the Flatbush Federal Bancorp Board has reasonably determined in good faith, after consultation with and having considered the advice of outside legal counsel and a financial advisor, that the failure to take such actions would be reasonably likely to be inconsistent with its fiduciary duties to Flatbush Federal Bancorp’s shareholders under applicable law, and (ii) at the end of such three (3) Business Day period or the two (2) Business Day Period (as the case may be), after taking into account any such adjusted, modified or amended terms as may have been committed to in writing by Northfield Bancorp since its receipt of such Notice of Superior Proposal (provided, however, that Northfield Bancorp shall not have any obligation to propose any adjustments, modifications or amendments to the terms and conditions of this Agreement), the Flatbush Federal Bancorp Board has again in good faith made the determination (A) in clause (i) of this Section 5.10(e) and (B) that such Acquisition Proposal constitutes a Superior Proposal.

(f) Nothing contained in this Section 5.10 shall prohibit Flatbush Federal Bancorp or the Flatbush Federal Bancorp Board from complying with Flatbush Federal Bancorp’s obligations required under Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act; provided, however, that any such disclosure relating to an Acquisition Proposal shall be deemed a change in the Flatbush Federal Bancorp Recommendation unless the Flatbush Federal Bancorp Board reaffirms the Flatbush Federal Bancorp Recommendation in such disclosure.

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Section 5.11 Reserves and Merger-Related Costs.

Flatbush Federal Bancorp agrees to consult with Northfield Bancorp with respect to its loan, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves). Northfield Bancorp and Flatbush Federal Bancorp shall also consult with respect to the character, amount and timing of restructuring charges to be taken by each of them in connection with the transactions contemplated hereby and shall take such charges as Northfield Bancorp shall reasonably request and which are not inconsistent with GAAP, provided that no such actions need be effected until Northfield Bancorp shall have irrevocably certified to Flatbush Federal Bancorp that all conditions set forth in Article VIII to the obligation of Northfield Bancorp to consummate the transactions contemplated hereby (other than the delivery of certificates or opinions) have been satisfied or, where legally permissible, waived.

Section 5.12 Section 16 Matters.

Prior to the Effective Time, the Parties will each take such steps as may be reasonably necessary or appropriate to cause any disposition of shares of Flatbush Federal Bancorp Common Stock or conversion of any derivative securities in respect of shares of Flatbush Federal Bancorp Common Stock in connection with the consummation of the transactions contemplated by this Agreement to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.13 Board of Directors Meetings.

Flatbush Federal Bancorp and Flatbush Federal Savings shall permit a representative of Northfield Bancorp to attend in person any meetings of the Board of Directors of Flatbush Federal Bancorp and/or Flatbush Federal Savings as an observer, subject to the Confidentiality Agreement; provided, that neither Flatbush Federal Bancorp nor Flatbush Federal Savings shall be required to permit the Northfield Bancorp representative to remain present during any confidential discussion of this Agreement and the transactions contemplated hereby or any third party proposal to acquire control of Flatbush Federal Bancorp or Flatbush Federal Savings or during any other matter that the respective Board of Directors has reasonably determined to be confidential with respect to Northfield Bancorp’s participation. Northfield Bancorp shall bear all legal and financial responsibility for ensuring that observer rights shall not constitute control of Flatbush Federal Bancorp or Flatbush Federal Savings under applicable laws.

ARTICLE VI
COVENANTS OF THE Northfield Parties

Section 6.01 Conduct of Business.

(a) Affirmative Covenants. During the period from the date of this Agreement to the Effective Time, except with the written consent of Flatbush Federal Bancorp, which consent will not be unreasonably withheld, each of the Northfield Parties will, and will cause each Northfield Subsidiary to

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operate its business in the usual, regular and ordinary course of business and use reasonable efforts to preserve intact its business organization and assets and maintain its rights and franchises.

(b) Negative Covenants. Each of the Northfield Parties agrees that from the date of this Agreement until the Effective Time, except as otherwise specifically permitted or required by this Agreement or as Previously Disclosed, without the written consent of Flatbush Federal Bancorp (which consent shall not be unreasonably withheld, conditioned or delayed), it will not, and it will cause each Northfield Subsidiary not to:

(i) change or waive any provision of its Charter or Bylaws in a manner that would materially and adversely affect the benefits of the Merger to the holders of Flatbush Federal Bancorp Common Stock;

(ii) merge or consolidate Northfield Bancorp with any other corporation in any transaction in which Northfield Bancorp is not the surviving company (a “Sale Transaction”), unless the acquirer in such transaction expressly agrees to be bound by this Agreement and, if such transaction is closed prior to the Effective Time of the Mid-Tier Merger, any appropriate adjustment is made to the Exchange Ratio so that the Flatbush Shareholders receive the same benefits of the Sale Transaction as if they were shareholders of Northfield Bancorp at the time of the closing of the Sale Transaction;

(iii) voluntarily take any action which would result in any of the representations and warranties of the Northfield Parties set forth in this Agreement becoming untrue as of any date after the date hereof or in any of the conditions set forth in Article VIII hereof not being satisfied, except in each case as may be required by applicable law;

(iv) take any action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of Northfield or Flatbush to obtain any Regulatory Approvals or approvals of Governmental Entities required for the transactions contemplated hereby or to perform its covenants under the Agreement.

(v)  (1) take any action or knowingly fail to take any reasonable action that would, or would be reasonably likely to, prevent, impede or delay the Mergers from qualifying as reorganizations within the meaning of Section 368(a) of the IRC, or (2) take any action that is reasonably likely to result in a material violation of any provision of this Agreement except, in each case, as may be required by applicable law or regulation; or

(vi) agree to do any of the foregoing.

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Section 6.02 Current Information.

During the period from the date of this Agreement to the Effective Time, Northfield Bancorp will cause one or more of its representatives to confer with representatives of Flatbush Federal Bancorp and report the general status of matters relating to the completion of the transactions contemplated hereby, at such times as Flatbush Federal Bancorp may reasonably request. Northfield Bancorp will promptly notify Flatbush Federal Bancorp to the extent permitted by applicable law, of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated) that might adversely affect the ability of the parties to obtain the Regulatory Approvals or materially increase the period of time necessary to obtain such approvals.

Section 6.03 Financial and Other Statements.

Northfield Bancorp will make available to Flatbush Federal Bancorp (i) copies of all documents, statements and reports as it or any Northfield Subsidiary shall send to the OCC, the FRB, or any other Regulatory Authority, with respect to the Mergers, and (ii) the Northfield Bancorp Securities Documents filed by it with the SEC.

Section 6.04 Disclosure Supplements.

From time to time prior to the Effective Time, Northfield Bancorp will promptly supplement or amend the Northfield Bancorp Disclosure Schedule delivered in connection herewith with respect to any matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Northfield Bancorp Disclosure Schedule or which is necessary to correct any information in such Northfield Bancorp Disclosure Schedule which has been rendered inaccurate thereby. No supplement or amendment to such Northfield Bancorp Disclosure Schedule shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article VIII.

Section 6.05 Consents and Approvals of Third Parties; Reasonable Best Efforts.

The Northfield Parties shall use all commercially reasonable efforts to obtain as soon as practicable all consents and approvals necessary or desirable for the consummation of the transactions contemplated by this Agreement, including assistance with Regulatory Authorities concerning the termination of any written agreement then in effect between Flatbush and any Regulatory Authority. Subject to the terms and conditions herein provided, the Northfield Parties agree to use reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

Section 6.06 Failure to Fulfill Conditions.

If Northfield Bancorp determines that a condition to its obligation to complete the Mergers cannot be fulfilled and that it will not waive that condition, it will promptly notify Flatbush Federal Bancorp.

Section 6.07 Employee Benefits.

(a) Northfield Bancorp will review all Flatbush Federal Bancorp Compensation and Benefit Plans to determine whether to terminate or continue such plans. In the event employee compensation and/or benefits as currently provided by Flatbush Federal Bancorp or any Flatbush Subsidiary are

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changed or terminated by Northfield Bancorp, in whole or in part, Northfield Bancorp shall provide Continuing Employees (as defined below) with compensation and benefits that are, in the aggregate, substantially similar to the compensation and benefits provided to similarly situated employees of Northfield Bancorp or applicable Northfield Bancorp Subsidiary (as of the date any such compensation or benefit is provided). Employees of Flatbush Federal Bancorp or any Flatbush Subsidiary who become participants in any Northfield Bancorp Compensation and Benefit Plan shall, for purposes of determining eligibility for and for any applicable vesting periods of such employee benefits only (and not for benefit accrual purposes unless specifically set forth herein) be given credit for service as an employee of Flatbush Federal Bancorp or any Flatbush Subsidiary or any predecessor thereto prior to the Effective Time, and provided further, that credit for benefit accrual purposes will be given only for purposes of Northfield Bancorp vacation policies or programs and for purposes of the calculation of severance benefits under any severance compensation plan of Northfield Bancorp. This Agreement shall not be construed to limit the ability of Northfield Bancorp or Northfield Bank to terminate the employment of any employee or to review employee benefits programs from time to time and to make such changes (including terminating any program) as they deem appropriate.

(b) Northfield Bancorp shall honor the terms of all employment, consulting and change in control agreements, if any, Previously Disclosed by Flatbush Federal Bancorp. Flatbush Federal Bancorp has Previously Disclosed the payments and benefits that would be required to be made/provided under the Flatbush Employment Agreements.

(c) Nothing contained in this Agreement shall be construed to grant a contract of employment to any employee of Flatbush who becomes an employee of Northfield Bancorp or Northfield Bank. Any employee of Flatbush Federal Savings, other than an employee who is a party to an employment agreement, change in control agreement or other separation agreement that provides a benefit on a termination of employment, whose employment is terminated involuntarily (other than for cause) within one year following the Bank Merger Effective Date shall receive a lump sum severance payment from Northfield Bank equal to two weeks pay at the rate then in effect, for each full year of employment with Flatbush Federal Savings, subject to a minimum of four weeks and a maximum of 26 weeks, provided that such employee enters into a release of claims against Flatbush Federal Savings and Northfield Bank, their Subsidiaries and affiliates in a form satisfactory to Northfield Bank. Such Flatbush Federal Savings employees will have the right to continued health coverage under group health plans of Northfield Bank in accordance with IRC Section 4980B(f) and ERISA Sections 601-609.

(d) In the event of any termination or consolidation of any Flatbush Federal Bancorp health plan with any Northfield Bancorp health plan, Northfield Bancorp shall make available to those employees of Flatbush Federal Bancorp or any of the Flatbush Subsidiaries who become employees of Northfield Bancorp or any of the Northfield Subsidiaries following the Mergers (“Continuing Employees”) and their dependents employer-provided health coverage on the same basis as it provides such coverage to Northfield Bancorp employees. Unless a Continuing Employee affirmatively terminates coverage under a Flatbush Federal Bancorp health plan before the time that such Continuing Employee becomes eligible to participate in the Northfield Bancorp health plan, no coverage of any of the Continuing Employees or their dependents shall terminate under any of the Flatbush Federal Bancorp health plans before the time such Continuing Employees and their dependents become eligible to participate in the health plans, programs and benefits common to all employees of Northfield Bancorp and their dependents. In the event of a termination or consolidation of any Flatbush Federal Bancorp health plan, terminated Flatbush Federal Bancorp employees and qualified beneficiaries will have the right to continued coverage under group health plans of Northfield Bancorp in accordance with COBRA, consistent with the provisions below. All Flatbush Federal Bancorp employees who cease participating in a Flatbush Federal Bancorp health plan and become participants in a comparable Northfield Bancorp

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health plan (each a “Former Flatbush Federal Bancorp Health Plan Participant”) shall receive credit for any co-payment and deductibles paid under Flatbush Federal Bancorp’s health plan for purposes of satisfying any applicable deductible or out-of-pocket requirements under the Northfield Bancorp health plan, upon substantiation, in a form satisfactory to Northfield Bancorp that such co-payment and/or deductible has been satisfied. With respect to any Former Flatbush Federal Bancorp Health Plan Participant, any coverage limitation under the Northfield Bancorp health plan due to any pre-existing condition shall be waived by the Northfield Bancorp health plan to the degree that such condition was covered by the Flatbush Federal Bancorp health plan and such condition would otherwise have been covered by the Northfield Bancorp health plan in the absence of such coverage limitation.

Section 6.08 Directors and Officers Indemnification and Insurance.

(a) For a period of six years from and after the Effective Time, Northfield Bancorp shall indemnify, defend and hold harmless each person who is now, or who has been at any time before the date hereof or who becomes before the Effective Time, an officer or director of Flatbush Federal Bancorp or a Flatbush Subsidiary (the “Indemnified Parties”) against all losses, claims, damages, costs, expenses (including attorney’s fees), liabilities or judgments or amounts that are paid in settlement of or in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, or administrative (each a “Claim”), in which an Indemnified Party is, or is threatened to be made, a party or witness in whole or in part or arising in whole or in part out of the fact that such person is or was a director, officer or employee of Flatbush Federal Bancorp or a Flatbush Subsidiary if such Claim pertains to any matter of fact arising, existing or occurring at or before the Effective Time (including, without limitation, the Mid-Tier Merger and the other transactions contemplated hereby), regardless of whether such Claim is asserted or claimed before, or after, the Effective Time, to the fullest extent as would have been permitted by Flatbush Federal Bancorp under the applicable Regulations and under Flatbush Federal Bancorp’s Charter and Bylaws. Northfield Bancorp shall pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the fullest extent as would have been permitted by Flatbush Federal Bancorp under applicable Regulations and under Flatbush Federal Bancorp’s Charter and Bylaws, upon receipt of an undertaking to repay such advance payments if he shall be adjudicated or determined to be not entitled to indemnification in the manner set forth below. Any Indemnified Party wishing to claim indemnification under this Section 6.08 upon learning of any Claim, shall notify Northfield Bancorp (but the failure to so notify Northfield Bancorp shall not relieve Northfield Bancorp from any liability which it may have under this Section 6.08, except to the extent such failure materially prejudices Northfield Bancorp) and shall deliver to Northfield Bancorp the undertaking referred to in the previous sentence. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) Northfield Bancorp or an insurance carrier pursuant to Section 6.08(c) below shall have the right to assume the defense thereof and Northfield Bancorp shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if Northfield Bancorp elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between Northfield Bancorp and the Indemnified Parties, the Indemnified Parties may retain counsel which is reasonably satisfactory to Northfield Bancorp, unless the Indemnified Party is provided with counsel by an insurance carrier pursuant to Section 6.08(c) below, and Northfield Bancorp shall pay, promptly as statements therefore are received, the reasonable fees and expenses of such counsel for the Indemnified Parties (which may not exceed one firm in any jurisdiction), (ii) the Indemnified Parties will cooperate in the defense of any such matter, (iii) Northfield Bancorp shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld) and (iv) Northfield Bancorp shall have no obligation hereunder to the extent that a Federal or state banking agency or a court of competent

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jurisdiction shall determine that indemnification of an Indemnified Party in the manner contemplated hereby is prohibited by applicable laws and regulations.

(b) If either Northfield Bancorp or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving bank or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of Northfield Bancorp shall assume the obligations set forth in this Section 6.08.

(c) Northfield Bancorp shall use its best efforts to maintain, or shall cause Northfield Bank to maintain, in effect for six years following the Effective Time, the current directors’ and officers’ liability insurance policies covering the officers and directors of Flatbush Federal Bancorp (provided, that Northfield Bancorp may substitute therefor policies of at least the same coverage containing terms and conditions which are not materially less favorable) with respect to matters occurring at or prior to the Effective Time; provided, however, that in no event shall Northfield Bancorp be required to expend pursuant to this Section 6.08(c) an amount that in the aggregate is more than 200% of the annual premiums (the “Maximum Amount”) currently paid by Flatbush Federal Bancorp for such insurance and, if Northfield Bancorp is unable to maintain such policy as a result of this proviso, Northfield Bancorp shall obtain as much comparable insurance as is available for such Maximum Amount; provided further, that Northfield Bancorp may (i) request Flatbush Federal Bancorp obtain an extended reporting period endorsement under Flatbush Federal Bancorp’s existing directors’ and officers’ liability insurance policy or (ii) substitute therefor “tail” policies the material terms of which, including coverage and amount, are no less favorable in any material respect to such person’s than Flatbush Federal Bancorp’s existing insurance policies as of the date hereof. In connection with the foregoing, Flatbush Federal Bancorp agrees in order for Northfield Bancorp to fulfill its agreement to provide directors and officers liability insurance policies for six years to provide such insurer or substitute insurer with such reasonable and customary representations as such insurer may request with respect to the reporting of any prior claims.

(d) The obligations of Northfield Bancorp provided under this Section 6.08 are intended to be enforceable against Northfield Bancorp directly by the Indemnified Parties and shall be binding on all respective successors and permitted assigns of Northfield Bancorp.

Section 6.09 Stock Listing.

Prior to the Effective Time, Northfield Bancorp shall notify The Nasdaq Stock Market of the additional shares of Northfield Bancorp Common Stock to be issued by Northfield Bancorp in exchange for the shares of Flatbush Federal Bancorp Common Stock.

Section 6.10 Advisory Board.

(a)                 As promptly as practicable following the Closing Date, Northfield Bank will invite all non-employee members of the Flatbush Board of Directors as of the date of this Agreement to serve as paid members of an advisory board, the function of which will be to advise Northfield Bank with respect to deposit and lending activities in Flatbush Federal Savings’ former market area and to maintain and develop customer relationships. Northfield Bank intends to maintain the advisory board for a period of no less than three (3) years. The annual compensation of the advisory board has been Previously Disclosed by Northfield Bancorp.

Section 6.11 Plan of Conversion.

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If, before the completion of the Mergers, the Northfield Parties adopt a plan of conversion to convert from the mutual holding company to stock holding company form of organization, unless prohibited by law or regulation, the Boards of Directors of the Northfield Parties will provide subscription rights as of the eligibility and supplemental eligibility record dates to the eligible depositors and borrowers of Flatbush Federal Savings similar to the rights granted under the plan of conversion to the depositors of Northfield Bank, which shall be conditioned on the closing of the Mergers.

ARTICLE VII
REGULATORY AND OTHER MATTERS

Section 7.01 Meeting of Shareholders.

Flatbush Federal Bancorp will (i) except as otherwise provided in Section 5.10, take all steps necessary to duly call, give notice of, convene and hold a special meeting of its shareholders as promptly as practicable after the Merger Registration Statement is declared effective by the SEC, to consider this Agreement and the Mid-Tier Merger (the “Flatbush Federal Bancorp Shareholders Meeting”), (ii) subject to Section 5.10, through its Board of Directors, in connection with the solicitation of proxies with respect to the Flatbush Federal Bancorp Shareholders Meeting, recommend approval of this Agreement to the Flatbush Federal Bancorp shareholders (the “Flatbush Federal Bancorp Recommendation”); and (iii) cooperate and consult with Northfield Bancorp with respect to each of the foregoing matters. Subject to the foregoing, Flatbush Federal Bancorp and the Flatbush Federal Bancorp Board of Directors will use their reasonable best efforts to obtain from its shareholders the votes necessary to approve the adoption of this Agreement.

Section 7.02 Proxy Statement-Prospectus; Merger Registration Statement.

(a) For the purposes (i) of registering Northfield Bancorp Common Stock to be offered to holders of Flatbush Federal Bancorp Common Stock in connection with the Mid-Tier Merger with the SEC under the Securities Act and, (ii) of holding the Flatbush Federal Bancorp Shareholders Meeting, Northfield Bancorp shall draft and prepare, and Flatbush Federal Bancorp shall cooperate in the preparation of, the Merger Registration Statement, including a proxy statement and prospectus satisfying all applicable requirements of applicable state securities and banking laws, and of the Securities Act and the Exchange Act, and the rules and regulations thereunder (such proxy statement/prospectus in the form mailed by Flatbush Federal Bancorp to the Flatbush Federal Bancorp shareholders together with any and all amendments or supplements thereto, being herein referred to as the “Proxy Statement-Prospectus”). Northfield Bancorp shall provide Flatbush Federal Bancorp and its counsel with appropriate opportunity to review and comment on the Proxy Statement-Prospectus, and shall incorporate all appropriate comments thereto, prior to the time it is initially filed with the SEC or any amendments are filed with the SEC. Northfield Bancorp shall file the Merger Registration Statement, including the Proxy Statement-Prospectus, with the SEC as soon as practicable following execution of this Agreement. Each of Northfield Bancorp and Flatbush Federal Bancorp shall use its reasonable best efforts to have the Merger Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and Flatbush Federal Bancorp and Northfield Bancorp shall each thereafter promptly mail the Proxy Statement-Prospectus to their respective shareholders. Northfield Bancorp shall also use its reasonable best efforts to obtain all necessary state securities law or “blue sky” permits and approvals

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required to carry out the transactions contemplated by this Agreement, and Flatbush Federal Bancorp shall furnish all information concerning Flatbush Federal Bancorp and the holders of Flatbush Federal Bancorp Common Stock as may be reasonably requested in connection with any such action.

(b) Northfield Bancorp will advise Flatbush Federal Bancorp promptly after Northfield Bancorp receives notice of the time when the Merger Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the registration of the shares of Northfield Bancorp Common Stock issuable pursuant to the Merger Registration Statement, or the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Merger Registration Statement, or for additional information, and Northfield Bancorp will provide Flatbush Federal Bancorp with as many copies of such Merger Registration Statement and all amendments thereto promptly upon the filing thereof as Flatbush Federal Bancorp may reasonably request.

(c) Flatbush Federal Bancorp and Northfield Bancorp shall promptly notify the other party if at any time it becomes aware that the Proxy Statement-Prospectus or the Merger Registration Statement contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. In such event, Flatbush Federal Bancorp shall cooperate with Northfield Bancorp in the preparation of a supplement or amendment to such Proxy Statement-Prospectus that corrects such misstatement or omission, and Northfield Bancorp shall file an amended Merger Registration Statement with the SEC, and each of Flatbush Federal Bancorp and Northfield Bancorp shall mail an amended Proxy Statement-Prospectus to their respective shareholders.

Section 7.03 Flatbush MHC Membership Approval.

(a) Flatbush MHC will take all steps necessary to duly call, give notice of, convene and hold a meeting of its Members (the “Flatbush MHC Members Meeting”), to consider this Agreement and the MHC Merger. Flatbush MHC shall draft and prepare, and Northfield Bancorp shall cooperate in the preparation of, a proxy statement satisfying all applicable requirements (such proxy statement in the form mailed to the Flatbush MHC members, together with any and all amendments or supplements thereto, being herein referred to as the “Members Proxy Statement”). Flatbush MHC shall file the Members Proxy Statement with the appropriate Regulatory Authorities. Flatbush MHC shall use its best efforts to have the Members Proxy Statement cleared for mailing as promptly as practicable after such filing, and Flatbush MHC shall thereafter promptly mail the Members Proxy Statement to the Flatbush MHC Members.

(b) Northfield Bancorp shall provide Flatbush MHC with any information concerning itself that Flatbush MHC may reasonably request in connection with the drafting and preparation of the Members Proxy Statement, and Flatbush Federal Bancorp shall notify Northfield Bancorp promptly of the receipt of any comments of the applicable Regulatory Authority with respect to the Members Proxy Statement and of any requests by the applicable Regulatory Authority for any amendment or supplement thereto or for additional information and shall provide promptly to Northfield Bancorp copies of all correspondence between Northfield Bancorp or any of their representatives and the applicable Regulatory Authority. Flatbush MHC shall give Northfield Bancorp and its counsel the opportunity to review and comment on the Members Proxy Statement prior to its being filed with the applicable Regulatory Authority and shall give Northfield Bancorp and its counsel the opportunity to review and comment on all amendments and supplements to the Members Proxy Statement and all responses to requests for

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additional information and replies to comments prior to their being filed with, or sent to, the applicable Regulatory Authority. Each of Northfield Bancorp and each Northfield Party agrees to use all reasonable efforts, after consultation with the other party hereto, to respond promptly to all such comments of and requests by the applicable Regulatory Authority and to cause the Members Proxy Statement and all required amendments and supplements thereto to be mailed to the Flatbush MHC Members entitled to vote at the Flatbush MHC Members Meeting hereof at the earliest practicable time.

(c) Flatbush MHC and Northfield Bancorp shall promptly notify the other party if at any time it becomes aware that the Members Proxy Statement contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. In such event, Northfield Bancorp shall cooperate with Flatbush MHC in the preparation of a supplement or amendment to such Members Proxy Statement that corrects such misstatement or omission, and Flatbush MHC shall file an amended Members Proxy Statement with the applicable Regulatory Authority, and Flatbush MHC shall mail an amended Members Proxy Statement to the Flatbush MHC Members.

Section 7.04 Regulatory Approvals.

The Parties will cooperate with each other and use all reasonable efforts to promptly prepare all necessary documentation, to effect all necessary filings and to obtain all necessary permits, consents, waivers, approvals and authorizations of the SEC, the Regulatory Authorities and any other third parties and governmental bodies necessary to consummate the transactions contemplated by this Agreement. The Parties will furnish each other and each other’s counsel with all information concerning themselves, their Subsidiaries, directors, officers and shareholders and such other matters as may be necessary or advisable in connection with the Proxy Statement-Prospectus and any Member Proxy Statement and any application, petition or any other statement or application made to any Regulatory Authority or Governmental Entity in connection with the Mergers, and the other transactions contemplated by this Agreement. Flatbush Federal Bancorp shall have the right to review the information relating to Flatbush Federal Bancorp and any of its Subsidiaries, which appear in any filing made in connection with the transactions contemplated by this Agreement with any Regulatory Authority or any Governmental Entity. Northfield Bancorp shall give Flatbush Federal Bancorp and its counsel the opportunity to review each filing prior to its being filed with a Regulatory Authority and shall give Flatbush Federal Bancorp and its counsel the opportunity to review all regulatory filings, amendments and supplements to such filings and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, a Regulatory Authority.

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ARTICLE VIII
CLOSING CONDITIONS

Section 8.01 Conditions to Each Party’s Obligations under this Agreement.

The respective obligations of each party under this Agreement shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, none of which may be waived:

(a) Shareholder and Membership Approvals. This Agreement and the transactions contemplated hereby shall have been approved by the requisite vote of the shareholders of Flatbush Federal Bancorp and by the requisite vote of the Flatbush MHC Members.

(b) Injunctions. None of the Parties hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction that enjoins or prohibits the consummation of the transactions contemplated by this Agreement and no statute, rule or regulation shall have been enacted, entered, promulgated, interpreted, applied or enforced by any Governmental Entity or Regulatory Authority that enjoins or prohibits the consummation of the transactions contemplated by this Agreement.

(c) Regulatory Approvals. All Regulatory Approvals required to consummate the transactions contemplated by this Agreement shall have been obtained and shall remain in full force and effect and all waiting periods relating to such approvals shall have expired; all written agreements then in effect between any Flatbush Party and any Regulatory Authority will have been terminated or the Regulatory Authority has agreed to terminate such written agreement contemporaneously with the Closing; all other necessary approvals, authorizations and consents of any Governmental Entities required to consummate the transactions contemplated by this Agreement, the failure of which to obtain would reasonably be expected to have a Material Adverse Effect, shall have been obtained and shall remain in full force and effect and all waiting periods relating to such approvals, authorizations or consents shall have expired. No such approval, authorization or consent shall include any condition or requirement, excluding standard conditions that are normally imposed by the Regulatory Authorities in bank merger transactions, that would, in the good faith reasonable judgment of the Board of Directors of Northfield Bancorp, materially and adversely affect the business, operations, financial condition, property or assets of the combined enterprise of the Parties.

(d) Third Party Consents. The Parties shall have obtained the consent or approval of each person (other than the Regulatory Approvals and other approvals, authorizations and consents of Governmental Entities referred to in Section 8.01(c)) whose consent or approval shall be required to consummate the transactions contemplated by this Agreement, except for those for which failure to obtain such consent or approval would not, individually or in the aggregate, have a Material Adverse Effect on Northfield Bancorp (after giving effect to the consummation of the transactions contemplated hereby).

(e) Merger Registration Statement. The Merger Registration Statement shall have been declared effective by the SEC and no stop order suspending the effectiveness of the Merger Registration Statement shall have been issued and be in effect and no proceedings for that purpose shall have been initiated by the SEC and not withdrawn.

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Section 8.02 Conditions to the Obligations of the Northfield Parties under this Agreement.

The obligations of the Northfield Parties under this Agreement shall be further subject to the satisfaction of the conditions set forth in this Section 8.02 at or prior to the Closing Date:

(a) Representations and Warranties. Subject to the standard set forth in Section 3.01, each of the representations and warranties of the Flatbush Parties set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date with the same effect as though all such representations and warranties had been made as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, which only need be true and correct as of such earlier date), and Flatbush Federal Bancorp shall have delivered to Northfield Bancorp a certificate to such effect signed by the Chief Executive Officer and the Chief Financial Officer of Flatbush Federal Bancorp as of the Closing Date.

(b) Agreements and Covenants. The Flatbush Parties shall have performed in all material respects all obligations, and complied in all material respects with all agreements or covenants, to be performed or complied with by it at or prior to the Effective Time. Northfield Bancorp shall have received a certificate signed on behalf of Flatbush Federal Bancorp by the Chief Executive Officer and Chief Financial Officer of Flatbush Federal Bancorp to such effects dated as of the Effective Time.

(c) Tax Opinion. On the basis of facts, representations and assumptions which shall be consistent with the state of facts existing at the Closing Date, Northfield Bancorp shall have received an opinion of counsel, reasonably acceptable in form and substance to Northfield Bancorp, dated as of the Closing Date, substantially to the effect that for Federal income tax purposes, the Mergers will qualify as reorganizations within the meaning of Section 368(a) of the Code. In rendering the tax opinion described herein, such counsel may require and rely upon customary representations contained in certificates of officers of Northfield Bancorp and Flatbush Federal Bancorp and their respective Subsidiaries.

(d) Dissenters’ Rights. The aggregate number of shares of Flatbush Federal Bancorp Common Stock with respect to which holders thereof have exercised and not withdrawn their dissenters’ rights shall not exceed 10% of the outstanding shares of Common Stock as of the record date for the shareholders meeting of Flatbush Federal Bancorp.

Section 8.03 Conditions to the Obligations of the Flatbush Parties under this Agreement.

The obligations of the Flatbush Parties under this Agreement shall be further subject to the satisfaction of the conditions set forth in this Section 8.03 at or prior to the Closing Date:

(a) Representations and Warranties. Subject to the standard set forth in Section 4.01, each of the representations and warranties of the Northfield Parties set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date with the same effect as though all such representations and warranties had been made as of the Closing Date (except to the extent such representations and warranties speak as of an earlier date, which only need be true and correct as of such earlier date); and Northfield Bancorp shall have delivered to Flatbush Federal Bancorp a certificate to such effect signed by the Chief Executive Officer and the Chief Financial Officer of Northfield Bancorp as of the Effective Time.

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(b) Agreements and Covenants. The Northfield Parties shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants to be performed or complied with by it at or prior to the Effective Time, and Flatbush Federal Bancorp shall have received a certificate signed on behalf of Northfield Bancorp by the Chief Executive Officer and Chief Financial Officer to such effects dated as of the Effective Time.

(c) Tax Opinion. On the basis of facts, representations and assumptions which shall be consistent with the state of facts existing at the Closing Date, Flatbush Federal Bancorp shall have received an opinion of counsel, reasonably acceptable in form and substance to Flatbush Federal Bancorp, dated as of the Closing Date, substantially to the effect that for Federal income tax purposes, the Mergers will qualify as reorganizations within the meaning of Section 368(a) of the Code. In rendering the tax opinion described herein, such counsel may require and rely upon customary representations contained in certificates of officers of Northfield Bancorp and Flatbush Federal Bancorp and their respective Subsidiaries.

ARTICLE IX
THE CLOSING

Section 9.01 Time and Place.

Subject to the provisions of Articles VIII and X hereof, the Closing of the transactions contemplated hereby shall occur at such place and time upon which Northfield Bancorp and Flatbush Federal Bancorp mutually agree. A pre-closing of the transactions contemplated hereby (the “Pre-Closing”) shall take place on the day prior to the Closing Date.

Section 9.02 Deliveries at the Pre-Closing and the Closing.

At the Pre-Closing there shall be delivered to Northfield Bancorp and Flatbush Federal Bancorp drafts of the opinions, certificates, and other documents and instruments required to be delivered at the Closing under Article IX hereof.

ARTICLE X
TERMINATION, AMENDMENT AND WAIVER

Section 10.01 Termination.

This Agreement may be terminated at any time prior to the Closing Date, whether before or after approval of the Mid-Tier Merger by the shareholders of Flatbush Federal Bancorp:

(a) At any time by the mutual written agreement of Northfield Bancorp and Flatbush Federal Bancorp;

(b) By the Board of Directors of either Northfield Bancorp or Flatbush Federal Bancorp (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been any breach of any of the

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representations or warranties set forth in this Agreement on the part of one of the other Parties, which breach (i) if occurring or continuing on the date on which the Closing would otherwise occur would result in the failure of the conditions set forth in Sections 8.02(a) or 8.03(a), as the case may be and (ii) by its nature cannot be cured prior to the Termination Date or shall not have been cured within 30 days after written notice of such breach by the terminating party to the other party;

(c) By the Board of Directors of either Northfield Bancorp or Flatbush Federal Bancorp (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material failure to perform or comply with any of the covenants or agreements set forth in this Agreement on the part of one of the other Parties, which failure by its nature cannot be cured prior to the Termination Date or shall not have been cured within 30 days after written notice of such failure by the terminating party to the other party;

(d) By the Board of Directors of either Northfield Bancorp or Flatbush Federal Bancorp if the Closing shall not have occurred by the Termination Date, or such later date as shall have been agreed to in writing by Northfield Bancorp and Flatbush Federal Bancorp; provided, that no party may terminate this Agreement pursuant to this Section 10.01(d) if the failure of the Closing to have occurred on or before said date was due to such party’s material breach of any representation, warranty, covenant or other agreement contained in this Agreement;

(e) By the Board of Directors of either Northfield Bancorp or Flatbush Federal Bancorp if: (i) the shareholders of Flatbush Federal Bancorp shall have voted at the Flatbush Federal Bancorp Shareholders Meeting on the transactions contemplated by this Agreement and such vote shall not have been sufficient to approve such transactions, or (ii) the members of Flatbush MHC shall have voted at the Flatbush MHC Members Meeting on the transactions contemplated by this Agreement and such vote shall not have been sufficient to approve the transactions;

(f) By the Board of Directors of either Northfield Bancorp or Flatbush Federal Bancorp if (i) final action has been taken by a Regulatory Authority whose approval is required in connection with this Agreement and the transactions contemplated hereby, which final action (x) has become unappealable and (y) does not approve this Agreement or the transactions contemplated hereby, or (ii) any court of competent jurisdiction or other governmental authority shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting any of the Mergers and such order, decree, ruling or other action shall have become final and nonappealable;

(g) By the Board of Directors of Northfield Bancorp if the Board of Directors of Flatbush Federal Bancorp does not publicly recommend in the Proxy Statement-Prospectus that shareholders approve this Agreement or if, after recommending in the Proxy Statement-Prospectus that shareholders approve this Agreement, the Board of Directors withdraws its recommendation or modifies or qualifies its recommendation in a manner adverse to Northfield Bancorp;

(h) By the Board of Directors of Flatbush Federal Bancorp: (i) at any time before the approval of this Agreement by Flatbush Federal Bancorp’s shareholders, if Flatbush Federal Bancorp has received a Superior Proposal, and in accordance with Section 5.10 of this Agreement, the Board of Directors of Flatbush Federal Bancorp has made a determination to terminate this Agreement in order to accept such Superior Proposal; and (ii) Flatbush Federal Bancorp has paid the termination fee set forth below in Section 10.02(b)(iii).

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Section 10.02 Effect of Termination.

(a) In the event of termination of this Agreement pursuant to any provision of Section 10.01, this Agreement shall forthwith become void and have no further force, except that (i) the provisions of Sections 10.02, 11.01, 11.02, 11.06, 11.09, 11.10, and any other Section which, by its terms, relates to post-termination rights or obligations, shall survive such termination of this Agreement and remain in full force and effect.

(b) If this Agreement is terminated, expenses and damages of the Parties hereto shall be determined as follows:

(i) Except as provided below, whether or not the Mergers are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

(ii) In the event of a termination of this Agreement because of a willful breach of any representation, warranty, covenant or agreement contained in this Agreement, the breaching party shall remain liable for any and all liabilities and damages sustained or incurred by the non-breaching party as a result thereof or in connection therewith or with respect to the enforcement of its rights hereunder.

(iii) As a condition of Northfield Bancorp’s willingness, and to induce Northfield Bancorp to enter into this Agreement, and to reimburse Northfield Bancorp for incurring the costs and expenses related to entering into this Agreement and consummating the transactions contemplated by this Agreement, Flatbush Federal Bancorp hereby agrees to pay Northfield Bancorp, and Northfield Bancorp shall be entitled to payment of, a fee equal to $700,000 following the occurrence of any of the events set forth below:

(A) Flatbush Federal Bancorp terminates this Agreement pursuant to Section 10.01(h); or

(B) The entering into a definitive agreement by Flatbush Federal Bancorp relating to an Acquisition Proposal or the consummation of an Acquisition Proposal involving Flatbush Federal Bancorp within twelve months after the occurrence of any of the following: (i) the termination of this Agreement by Northfield Bancorp pursuant to Section 10.01(b) or 10.01(c) because of, in either case, a willful breach by a Flatbush Party; or (ii) the termination of this Agreement by Northfield Bancorp pursuant to Section 10.01(g); or (iii) the failure of the shareholders of Flatbush Federal Bancorp to approve this Agreement after the public disclosure or public awareness of an Acquisition Proposal.

(c) The fee payable pursuant to Section 10.02(b)(iii)(A) shall be made by wire transfer of immediately available funds at the time of termination. Any fee payable pursuant to Section 10.02(b)(iii)(B) shall be made by wire transfer of immediately available funds within two business days after written demand for payment. The right to receive payment of the fee under Section 10.02(b)(iii) will constitute the sole and exclusive remedy of Northfield against the Flatbush Parties and their respective

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officers and directors with respect to a termination on the bases specified in paragraphs (A) or (B) of Section 10.02(b)(iii).

Section 10.03 Amendment, Extension and Waiver.

Subject to applicable law, at any time prior to the Effective Time (whether before or after approval thereof by the shareholders of Flatbush Federal Bancorp), the Parties hereto by action of their respective Boards of Directors, may (a) amend this Agreement, (b) extend the time for the performance of any of the obligations or other acts of any other party hereto, (c) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (d) waive compliance with any of the agreements or conditions contained herein; provided, however, that after any approval of this Agreement and the transactions contemplated hereby by the shareholders of Flatbush Federal Bancorp, there may not be, without further approval of such shareholders, any amendment of this Agreement which reduces the amount, value or changes the form of consideration to be delivered to Flatbush Federal Bancorp’s shareholders pursuant to this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties hereto. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE XI
MISCELLANEOUS

Section 11.01 Confidentiality.

Except as specifically set forth herein, Northfield Bancorp and Flatbush Federal Bancorp mutually agree to be bound by the terms of the confidentiality agreement dated November 28, 2011 (the “Confidentiality Agreement”) previously executed by the Parties hereto, which Confidentiality Agreement is hereby incorporated herein by reference. The Parties hereto agree that such Confidentiality Agreement shall continue in accordance with its respective terms, notwithstanding the termination of this Agreement.

Section 11.02 Public Announcements.

Flatbush Federal Bancorp and Northfield Bancorp shall cooperate with each other in the development and distribution of all news releases and other public disclosures with respect to this Agreement, and except as may be otherwise required by law, neither the Flatbush Parties nor the Northfield Parties shall issue any news release, or other public announcement or communication with respect to this Agreement unless such news release, public announcement or communication has been mutually agreed upon by the Parties hereto. Notwithstanding the foregoing, a party may, without the prior consent of the other party (but after prior consultation with the other party), issue such press release or public disclosure as may upon the advice of counsel be required by law or the rules and regulations of the applicable securities exchange, as the case may be.

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Section 11.03 Survival.

All representations, warranties and covenants in this Agreement or in any instrument delivered pursuant hereto or thereto shall expire on and be terminated and extinguished at the Effective Time, except for those covenants and agreements contained herein which by their terms apply in whole or in part after the Effective Time.

Section 11.04 Notices.

All notices or other communications hereunder shall be in writing and shall be deemed given if delivered by receipted hand delivery or mailed by prepaid registered or certified mail (return receipt requested) or by recognized overnight courier addressed as follows:

(a)	If to Northfield to:
Northfield Bancorp, Inc.
581 Main Street, Suite 810
Woodbridge, New Jersey 07095
	Attn:	John W. Alexander
President and Chief Executive Officer
	Fax:	(732) 634-0528
with a copy to:
Kilpatrick Townsend & Stockton LLP
607 14th Street, N.W.
Suite 900
Washington, DC 20005
	Attn:	Gary R. Bronstein, Esq.
Scott A. Brown, Esq.
	Fax:	(202) 204-5600

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(b)	If to Flatbush to:
Flatbush Federal Bancorp, Inc.
2146 Nostrand Avenue
Brooklyn, New York 11210
	Attn:	Jesus R. Adia
President and Chief Executive Officer
	Fax:	(718) 677-4436
with a copy to:
Nixon Peabody LLP
401 9th Street, N.W.
Suite 900
Washington, DC 20004
	Attn:	Raymond J. Gustini, Esq.
	Fax:	(202) 585-8080

or such other address as shall be furnished in writing by any party, and any such notice or communication shall be deemed to have been given: (a) as of the date delivered by hand; (b) three (3) business days after being delivered to the U.S. mail, postage prepaid; or (c) one (1) business day after being delivered to the overnight courier.

Section 11.05 Parties in Interest.

This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other party. Except for the provisions of Article II and Sections 6.08 and 6.10, following the Effective Time, nothing in this Agreement, express or implied, is intended to confer upon any person, other than the Parties hereto and their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

Section 11.06 Complete Agreement.

This Agreement, including the Exhibits and Disclosure Schedules hereto and the documents and other writings referred to herein or therein or delivered pursuant hereto, and the Confidentiality Agreement, referred to in Section 11.01, contains the entire agreement and understanding of the Parties with respect to its subject matter. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the Parties other than those expressly set forth herein or therein. This Agreement

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supersedes all prior agreements and understandings (other than the Confidentiality Agreement referred to in Section 11.01 hereof) between the Parties, both written and oral, with respect to its subject matter.

Section 11.07 Counterparts.

This Agreement may be executed in one or more counterparts all of which shall be considered one and the same agreement and each of which shall be deemed an original. A facsimile copy or electronic transmission of a signature page shall be deemed to be an original signature page.

Section 11.08 Severability.

In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the Parties shall use their reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.

Section 11.09 Governing Law.

This Agreement shall be governed by the laws of the United States.

Section 11.10 Interpretation.

When a reference is made in this Agreement to Sections or Exhibits, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. The recitals hereto constitute an integral part of this Agreement. References to Sections include subsections, which are part of the related Section. The table of contents, index and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The phrases “the date of this Agreement,” “the date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the Recitals to this Agreement. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

Section 11.11 Specific Performance; Jurisdiction.

The Parties hereto agree that irreparable damage would occur if the provisions contained in this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions thereof in the United States District Court for the District of New York or in any state court in the State of New York, this being in addition to any other remedy to which they are entitled at law or in equity. Each party agrees that it will not seek and will agree to waive any requirement for the securing or posting of a bond in connection with the other party’s seeking or obtaining such injunctive relief. In addition, each of the Parties hereto (a) consents to submit itself to the personal jurisdiction of the United States District Court for the District of New York or of any state court located in the State of New York if any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other United States District Court for the District of New York or a state court located in the State of New York.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

NORTHFIELD BANK

/s/ John W. Alexander
By:	John W. Alexander, Chairman, President and Chief Executive Officer

NORTHFIELD BANCORP, INC.

/s/ John W. Alexander
By:	John W. Alexander, Chairman, President and Chief Executive Officer

NORTHFIELD BANCORP, MHC

/s/ John W. Alexander
By:	John W. Alexander, Chairman, President and Chief Executive Officer

FLATBUSH FEDERAL SAVINGS AND LOAN ASSOCIATION

/s/ Jesus R. Adia
By:	Jesus R. Adia, Chairman, President and Chief Executive Officer

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FLATBUSH FEDERAL BANCORP, INC.

/s/ Jesus R. Adia
By:	Jesus R. Adia, Chairman, President and Chief Executive Officer

FLATBUSH FEDERAL BANCORP, MHC

/s/ Jesus R. Adia
By:	Jesus R. Adia, Chairman, President and Chief Executive Officer

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